AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 2, 2005

among

JOURNAL COMMUNICATIONS, INC.
as Borrower,

CERTAIN SUBSIDIARIES FROM TIME TO TIME
PARTIES HERETO,
as Guarantors,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent and Joint Lead Arranger,

SUNTRUST BANK,
as Syndication Agent,

BANK OF AMERICA, N.A.,
as Co-Documentation Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent,

and

SUNTRUST ROBINSON HUMPHREY,
a division of SUNTRUST CAPITAL MARKETS, INC.,
as Joint Lead Arranger and Sole Book Runner

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

Schedules

Schedule 2.1(a)	Commitments
Schedule 2.1(d)	Applicable Percentages
Schedule 6.1	Fiscal Quarters
Schedule 6.10	Environmental Matters
Schedule 6.12	Subsidiaries
Schedule 6.17	Station Licenses
Schedule 8.2	Permitted Liens
Schedule 11.2	Schedule of Lenders

Exhibits

Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 5.1(c)	Form of Certificate of Financial Condition
Exhibit 5.1(f)	Form of Certificate of Secretary of the Borrower
Exhibit 5.1(i)	Form of Closing Certificate
Exhibit 5.1(p)	Form of Authorization Letter
Exhibit 7.10	Form of Joinder Agreement
Exhibit 11.6(c)	Form of Commitment Transfer Supplement

AMENDED AND RESTATED CREDIT AGREEMENT

        THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 2, 2005 (the “Credit Agreement”), is by and among JOURNAL COMMUNICATIONS, INC. (“Borrower”), those Subsidiaries identified as a “Guarantor” on the signature pages hereto and such other Subsidiaries as may from time to time become a party hereto (each a “Guarantor” and collectively, the “Guarantors”), the several lenders identified as “Lenders” on the signature pages hereto and such other lenders as may from time to time become party hereto as a “Lender” (each a “Lender” and collectively, the “Lenders”), U.S. BANK NATIONAL ASSOCIATION as the administrative agent for the Lenders (in such capacity, the “Agent”), SUNTRUST BANK, as a Lender and as Syndication Agent, BANK OF AMERICA, N.A., as a Lender and as Co-Documentation Agent and WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent.

W I T N E S S E T H

        WHEREAS, the Borrower, the Guarantors, Agent and certain Lenders are parties to that certain Credit Agreement dated as of September 5, 2003 (as amended, the “Existing Credit Agreement”), pursuant to which such Lenders have made certain financial accommodations to Borrower;

        WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement to, among other things, increase the Revolving Committed Amount to $475,000,000 for the purposes hereinafter set forth; and

        WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE 1

DEFINITIONS

        1.1 Definitions. As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition Station Licenses” shall mean all licenses, permits and other authorizations issued by the FCC to the licensee of any AM or FM radio station or television broadcast station being acquired by Borrower or any of its Subsidiaries in any pending acquisition, including without limitation, the Emmis Acquisition.

“Additional Commitment Amount” is defined in Section 2.3(a).

“Additional Credit Party” means each Guarantor as of the Closing Date and each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement in accordance with Section 7.10.

“Additional Lender” is defined in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the equity interest in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means U.S. Bank National Association as administrative agent in such capacity hereunder, and any successors and assigns in such capacity.

“Aggregate Revolving Committed Amount” means the aggregate amount of all of the Revolving Commitments in effect from time to time.

“Applicable Percentage” means, for any day, the rate per annum set forth opposite the applicable pricing level then in effect as shown on Schedule 2.1(d) based on the Borrower’s Consolidated Funded Debt Ratio, it being understood that the Applicable Percentage for (i) Eurodollar Loans shall be the percentage set forth under the column “Applicable Percentage for Eurodollar Loans” and (ii) the Unused Facility Fee shall be the percentage set forth under the column “Applicable Percentage for Unused Facility Fee.” The applicable pricing level and Applicable Percentage shall, in each case, be determined and adjusted quarterly by the Agent on the fifth Business Day after delivery of the annual or quarterly financial information required by Section 7.1 or 7.2, as applicable (each an “Interest Determination Date”), based on the Borrower’s Consolidated Funded Debt Ratio, with the first such determination and adjustment hereunder to be made upon the Agent’s receipt of financial statements for the first fiscal quarter ended after the earlier of (i) the closing of the Emmis Acquisition or (ii) the termination of the Emmis Purchase Agreement; provided that if the Emmis Acquisition is not consummated on or prior to March 26, 2006, the Applicable Percentage shall be reset based upon Borrower’s financial statements for the fiscal quarter ending March 26, 2006. Such Applicable Percentage shall be effective from an Interest Determination Date until the next such Interest Determination Date. The Agent shall promptly notify the Borrower and the Lenders of any change in the applicable pricing level (but in any event within two Business Days after the relevant Interest Determination Date). Such determinations by the Agent shall be conclusive absent manifest error, and any change in the Applicable Percentage shall become effective five Business Days after the Agent’s receipt of such financial information. The initial Applicable Percentages shall be based on pricing level IV. If the Borrower fails to deliver timely the financial information required by Section 7.1 or 7.2, as applicable, then for the period commencing on the date such information was due through the date that is five days after the date on which such information is delivered, the Applicable Percentages shall be based on the next higher pricing level. The term “pricing level” shall be as referenced in Schedule 2.1(d).

“Audited Financial Statements” means the audited consolidated financial statements of the Borrower referred to in Section 6.1(a).

“Borrower” means Journal Communications, Inc., a Wisconsin corporation.

“Borrowing Date” means in respect of any Loan, the date such Loan is made.

“Business” is defined in Section 6.10(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Wisconsin, Illinois, or New York are closed, except that, when used in connection with a rate determination, borrowing or payment in respect of a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and Nassau, Bahamas.

“Calculation Date” is defined in the definition of Interbank Offered Rate.

“Capital Expenditures” means, for any period, the sum of (a) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) the aggregate amount of all Capital Lease Obligations incurred during such period.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the capital lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 (or the equivalent thereof) or from Moody’s is at least P-1 (or the equivalent thereof) (any such bank being an “Approved Lender”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least Aa-3 by Moody’s (or the equivalent thereof) or AA by S&P (or the equivalent thereof), (f) investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or AAA (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days, (g) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (f), (h) repurchase agreements collateralized with Government or Federal Agency Securities, (i) U.S. Government or U.S. Government Agency obligations, (j) obligations issued or guaranteed by any Lender, including, bankers’ acceptances, certificates of deposit, eurodollar time deposits, and eurodollar certificates of deposit, (k) commercial paper rated at least A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s with a maturity not to exceed 93 days, (l) non-rated commercial paper offered through any Lender and any other bank, investment bank, insurance company or other financial institution approved in writing by both the Chief Executive Officer and Chief Financial Officer of the Borrower (the “Approved Investment Institutions”) provided that: (i) the issuer maintains a committed back up line of credit in an amount sufficient to ensure repayment of obligations at maturity, and (ii) investments for any individual issuer shall not exceed the greater of $5,000,000 or 10% of the total value of the portfolio, and (iii) the maturity of the obligations shall not exceed 33 days, (m) master notes issued by obligors with a minimum rating of A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s respectively, provided, the master note agreement must provide for instant cancellation of the borrowing relationship should the issuer’s credit quality slip below these standards, (n) municipal auction rate preferred securities rated AAA by Moody’s and/or S&P (or the equivalent thereof), provided, the maximum amount per issue shall not exceed $5,000,000, (o) tax-exempt municipal issues rated A or better by S&P or Moody’s and issues which are no longer rated by Moody’s and/or S&P because they have been escrowed, 100% in U.S. Government securities, provided, the maximum amount, per issue shall not exceed $1,000,000, (p) money market funds offered by the approved investment institutions that invest in prime rated commercial paper, obligations issued by or guaranteed by the United States Government or its Agencies, or prime rated tax-exempt municipal issues and (q) other investment instruments offered by the Approved Investment Institutions provided the investment does not violate any specific constraint in this Section, and provided further, these investments have been approved in writing by both the Chief Executive Officer and Chief Financial Officer of the Borrower and the maximum amount per issue does not exceed $1,000,000.

“Class A Shares” means shares of the Borrower’s class A common stock.

“Class B Shares” means shares of the Borrower’s class B common stock.

“Class C Shares” means shares of the Borrower’s class C common stock.

“Closing Date” means the date on which all of the conditions set forth in Section 5.1 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the Revolving Commitment.

“Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Commitment Percentage, on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.6(c).

“Commitment Transfer Supplement” means a Commitment Transfer Supplement, substantially in the form of Exhibit 11.6(c).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Communications Laws” shall have the meaning given to such term in Section 6.18.

“Consolidated Amortization” means for any period, amortization expense determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP applied on a consistent basis.

“Consolidated Depreciation” means for any period, depreciation expense determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP applied on a consistent basis.

“Consolidated EBITDA” means for any period, the aggregate of the sum of Consolidated EBIT plus Consolidated Depreciation plus Consolidated Amortization plus the Cumulative Effect of an Accounting Change, determined in each case in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination. After giving pro forma effect to the Emmis Acquisition, Consolidated EBITDA shall be increased by an amount equal to (i) $3,600,000 for the fiscal quarter ending March 26, 2005, (ii) $3,600,000 for the fiscal quarter ending June 30, 2005, (iii) $3,600,000 for the fiscal quarter ending September 30, 2005 and (iv) $3,600,000 for the fiscal quarter ending December 26, 2005. With respect to any period during which an acquisition (other than the Emmis Acquisition) or asset sale permitted hereunder has occurred, Consolidated EBITDA for the four fiscal quarters then ended shall be calculated with respect to such periods on a pro forma basis using the historical audited (if available) financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such permitted acquisition or asset sale had been consummated or incurred or repaid on the first day of such period.

“Consolidated EBIT” means for any period, the aggregate of the sum of Consolidated Net Earnings (determined without including in Consolidated Net Earnings any extraordinary gains or losses (including, without limitation, gains or losses on disposal of property, plant and equipment relating to discontinued operations), and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses) plus Consolidated Interest Expense plus Provision for Income Taxes minus Consolidated Interest Income and Dividends, determined in each case in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

“Consolidated Funded Debt” means Funded Debt of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis.

“Consolidated Funded Debt Ratio” means, as of the last day of any fiscal quarter, the ratio of Consolidated Funded Debt on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Interest Expense” means for any period, all interest expense, including the interest component under Capital Leases and interest paid on federal, state, city and foreign income tax audits for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis.

“Consolidated Interest Income and Dividends” means for any period, all interest income earned on cash and Cash Equivalents, interest income earned on federal, state, city and foreign income tax refunds, and dividends earned on stock for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis (but excluding in any event dividends earned by the Borrower’s Subsidiaries on shares of stock of the Borrower).

“Consolidated Net Earnings” means for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis. The applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Worth” means total stockholders’ equity of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

“Consolidated Subsidiaries” means Subsidiaries whose financial statements are consolidated with those of the Borrower in accordance with GAAP.

“Consolidated Total Assets” means total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” means this Credit Agreement, the Notes, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means, individually, the Borrower and any Additional Credit Party.

“Credit Party Obligations” means, without duplication, all of the obligations of the Borrower and the other Credit Parties to the Lenders and the Agent (including the obligations to pay principal of and interest on the Loans, to pay all Fees, to pay certain expenses and the obligations arising in connection with various indemnities) whenever arising, under this Credit Agreement, the Notes or any other of the Credit Documents to which the Borrower or any other Credit Party is a party.

“Cumulative Effect of an Accounting Change” means the non-operational impairment charge recorded as a result of the Borrower adopting the Financial Accounting Standards Board SFAS# 142, “Goodwill and Other Intangible Assets.”

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means at any time, any Lender that, at such time (a) has failed to make a Loan or advance required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dividends” means dividends paid in cash to or for the benefit of shareholders of the Borrower for any period.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Eligible Transferee” means and includes a commercial bank, financial institution or other “accredited investor” as defined in Regulation D of the Securities Act of 1933, (as amended).

“Emmis Acquisition” shall mean the acquisition by Borrower and certain Guarantors of certain television station assets owned by Emmis Television Broadcasting, L.P. and Emmis Television License, LLC, pursuant to the terms of the Emmis Purchase Agreement.

“Emmis Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of August 19, 2005, by and among Emmis Television Broadcasting, L.P., Emmis Television License, LLC, and certain subsidiaries of the Borrower.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority (or other Requirement of Law including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined, whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” is defined in Section 9.

“Execution Date” means the date as of which the parties hereto have executed this Credit Agreement.

“Existing Credit Agreement” has the meaning given to such term in the recitals.

“Extension of Credit” means as to any Lender, the making of a Loan by such Lender.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Fee” means any fee payable pursuant to Section 3.4.

“FCC” means the Federal Communications Commission and any governmental body succeeding to the functions of such commission.

“Funded Debt” means without duplication, for any Person, all Indebtedness of such Person described in paragraphs (a), (b), (c) and (k) of the definition of Indebtedness and Guaranty Obligations by such Person of Funded Debt of other Persons; provided, however, Funded Debt shall not include Capital Leases of such Person if the aggregate principal portion of all Capital Lease Obligations of such Person is less than $1,000,000. Funded Debt shall include payments in respect of Funded Debt which constitute current liabilities of the obligor under GAAP.

“GAAP” means generally accepted accounting principles in effect in the United States of America applied on a consistent basis (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, without duplication, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means each Person identified on the signature pages hereof as a Guarantor and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” means the guaranty of the Guarantors set forth in Section 4.

“Hedging Agreements” shall mean interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Indebtedness” means, of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than trade liabilities incurred in the ordinary course of business and not restructured thereafter for credit reasons, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities (not to exceed the value of the asset subject to a Lien) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person other than customary reservations or retentions of title under operating leases and agreements with suppliers entered into in the ordinary course of business), (g) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (h) all Guarantee Obligations of such Person, (i) all obligations of such Person in respect of Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent not theretofore reimbursed, (k) all preferred stock issued by such Person and required by the terms thereto to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date (provided, however, in any event the Class C Shares shall not constitute preferred stock hereunder), (l) all other obligations which would be shown as a liability on the balance sheet of such Person, and (m) the outstanding recourse liability for uncollected accounts receivable of such Person subject at such time to a sale of receivables or other similar transaction, only if such transaction is effected with recourse to such Person; but specifically excluding from the foregoing (x) trade payables, (y) obligations for deposits and advances by customers for the purchase of goods or services from the Borrower and its Subsidiaries, and (z) other obligations, expenses and reserves (whether classified as long term or short term) arising or incurred in the ordinary course of business. For purposes hereof, Indebtedness shall include Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder is limited to the assets of such partnership or joint venture). For the purposes of determining the amount of attributed Indebtedness from any Hedging Agreement, the “principal amount” of any such Hedging Agreement at any time shall be the Net Mark-to-Market Exposure of such Hedging Agreement.

“Indemnified Liabilities” is defined in Section 11.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the per annum rate of interest determined by the Agent (each such determination to be conclusive and binding absent manifest error) to be the average (rounded up, if necessary, to the nearest one-sixteenth (1/16) of one percent) of the offered rates for deposits in U.S. dollars for the applicable Interest Period which appear on the display known as “British Bankers Assoc. Interest Settlement Rates” on the Telerate System, Page 3750 (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Agent’s money center as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (the “Calculation Date”), except as provided below. If fewer than two offered rates appear for the applicable Interest Period or if the appropriate screen is not accessible as of such time, the term “Interbank Offered Rate” shall mean the per annum rate of interest determined by the Agent (each such determination to be conclusive and binding absent manifest error) to be the average (rounded up, if necessary, to the nearest one-sixteenth (1/16) of one percent) as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by major banks to the Agent in the applicable interbank market for Eurodollar deposits at 11:00 a.m. (Milwaukee, Wisconsin) on the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the requested Eurodollar Loan. If no such offers or quotes are generally available for such amount, then the provisions of Section 3.6 shall apply.

“Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for the four fiscal periods then ended to Consolidated Interest Expense for such four fiscal periods then ended.

“Interest Determination Date” shall have the meaning given to such term in the definition of Applicable Percentage.

“Interest Payment Date” means (a) as to any Prime Rate Loan, the last day of each month and the Revolving Termination Date, (b) as to any Eurodollar Loan the last day of the applicable Interest Period, and with respect to Loans made for an Interest Period longer than three months, on the last day of each three month period prior to the expiration of such Interest Period. Whenever any Interest Payment Date shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day as provided in Section 3.13.

“Interest Period” means with respect to any Eurodollar Loan,

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three (or if available to all Lenders, 6, 9 or 12) months thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three (or if available to all Lenders, 6, 9 or 12) months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a Prime Rate Loan to replace the affected Eurodollar Loan;

(D) any Interest Period that would otherwise extend beyond the Revolving Termination Date shall end on the Revolving Termination Date; and

(E) no more than twelve (12) Eurodollar Loans may be in effect at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.10.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and each Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lien” means any mortgage, pledge, hypothecation, assignment for security purposes, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement (excluding operating leases), any financing or similar statement or notice filed properly under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except (i) a filing for precautionary purposes made with respect to a true lease or other true bailment, and (ii) a filing made without the Borrower’s consent or which the Borrower is contesting in good faith by appropriate proceedings, provided that the debt purported to be secured by such filing does not exceed $500,000.

“Loan” means a Revolving Loan or a Swing Line Loan.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or the other Credit Parties to perform their obligations, when such obligations are required to be performed, under this Credit Agreement or any of the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Agreement, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from its obligations under such Hedging Agreement (after taking account of the effect of any netting agreement related thereto). “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Agreement giving rise to such obligations under such Hedging Agreement as of the date of determination (assuming the Hedging Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Agreement as of the date of determination (assuming such Hedging Agreement were to be terminated as of that date).

“Non-Excluded Taxes” is defined in Section 3.9.

“Non-Guarantor Subsidiaries” is defined in Section 7.10.

“Note” or “Notes” means the Revolving Notes, individually or collectively, as appropriate.

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion as referenced and defined in Section 3.2.

“Original Closing Date” means September 5, 2003.

“Participant” and “Participants” are defined in Section 11.6.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

“Permitted Guarantee Obligations” means (i) a Guaranty and (iii) Guarantee Obligations of the Borrower and its Subsidiaries relating to Indebtedness of the Borrower or a Subsidiary otherwise permitted under Section 8.1.

“Permitted Investments” means (i) cash and Cash Equivalents, (ii) receivables owing to the Borrower or any of its Subsidiaries for trade credit, in each case if created, acquired or made in the ordinary course of business, (iii) loans and advances in the ordinary course of business to officers, directors, employees, Affiliates who are not Credit Parties and suppliers in an aggregate amount not to exceed $2,000,000 at any time outstanding, (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (v) investments, acquisitions or transactions permitted under Section 8.4(b), (vi) with respect to any pension trust maintained for the benefit of any present or former employees of the Borrower or any Subsidiary, such loans, advances and/or investments as the trustee or administrator of the trust shall deem advisable pursuant to the terms of such trust, (vii) investments in wholly-owned Subsidiaries of the Borrower, provided that such investments in Non-Guarantor Subsidiaries of the Borrower shall not exceed a maximum aggregate amount of 10% of Consolidated Total Assets at any one time, (viii) investments of a nature not contemplated by the foregoing clauses hereof that are outstanding as of the Execution Date and set forth in the Audited Financial Statements, (ix) additional loan advances and/or investments of a nature not contemplated by the foregoing clauses hereof provided that such loans, advances and/or investments made pursuant to this clause (ix) shall not exceed an aggregate amount of $2,000,000 outstanding at any one time and further provided that no such loans, advances and/or investments shall be used to acquire all or substantially all of the voting stock of any corporation the board of directors of which has not approved such acquisition. As used herein, “investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Permitted Liens” means

(i) Liens in favor of the Agent for the benefit of the Lenders;

(ii) purchase money Liens securing purchase money indebtedness (and refinancings thereof) and Capital Lease Obligations provided the sum of the aggregate indebtedness and principal portion of Capital Lease Obligations does not exceed $20,000,000 any time outstanding for the Borrower and its Subsidiaries;

(iii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(iv) carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(v) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(vi) deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(viii) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(ix) Liens in existence on the date hereof listed on Schedule 8.2, provided that no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(x) Liens on the property or assets of a corporation which becomes a Subsidiary after the Closing Date, provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and (C) the aggregate amount of Indebtedness secured thereby does not exceed $20,000,000 at any time outstanding;

(xi) Liens in the nature of licenses that arise in the ordinary course of business and consistent with past practice;

(xii) leases and subleases otherwise permitted hereunder granted to others not interfering in any material respect in the business of the Borrower or any Subsidiary; and

(xiii) attachment or judgment Liens, where the attachment or judgment which gave rise to such Liens does not constitute an Event of Default hereunder.

“Permitted Sale-Leaseback Transaction” means a transaction pursuant to which a Credit Party sells an item of equipment to a financial institution, or other Person that regularly engages in such transactions in the ordinary course of its business, and concurrently with such sale (i) leases such item of equipment back from such financial institution or such other Person and (ii) subleases such item of equipment to a customer of the Credit Party pursuant to a sublease agreement under which such customer obtains an option to purchase such item of equipment at or before the end of such sublease.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, for any day, the higher of (i) the per annum rate of interest established from time to time by the Agent at its principal office in Milwaukee, Wisconsin as its Prime Rate, or (ii) the Federal Funds Rate plus 1%. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate.

“Properties” is defined in subsection 6.10(a).

“Provision for Income Taxes” means, for any period, all provisions for any federal, state, city and foreign income taxes for such period, including the provision for federal and state income taxes associated with the Cumulative Effect of an Accounting Change for the Borrower and its Subsidiaries on a consolidated basis for such period, determined in each case in accordance with GAAP.

“Purchasing Lender” is defined in Section 11.6(c).

“Register” is defined in Section 11.6(d).

“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, ..14, .16, .18, .19 or .20 of PBGC Reg. §2615.

“Required Lenders” means Lenders holding in the aggregate at least 51% of the sum of (i) all Loans then outstanding at such time and (ii) the aggregate unused Revolving Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the Loans of such Defaulting Lender and such Defaulting Lender’s Revolving Commitment, or after termination of the Revolving Commitments, the principal balance of the Loans owing to such Defaulting Lender.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Responsible Officer” means any of the president, the chief executive officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by an one of the foregoing with the consent of the Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a) (subject to adjustment on account of assignment pursuant to the provisions of Section 11.6(c) hereof), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” means, with respect to each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.6(c).

“Revolving Commitment Period” means the period from and including the Closing Date to but not including the Revolving Termination Date.

“Revolving Committed Amount” means collectively, the aggregate amount of all of the Revolving Commitments as referenced in Section 2.1(a) and, individually, the amount of each Lender’s Revolving Commitment as specified in Schedule 2.1(a) (subject to adjustment on account of assignment pursuant to the provisions of Section 11.6(c)).

“Revolving Loans” is defined in Section 2.1.

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Termination Date” means June 2, 2011, or the earlier termination in full of the Revolving Commitments pursuant to this Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Single Employer Plan” means any Plan which is not a Multi-Employer Plan.

“Solvent” means, with respect to any Credit Party as of a particular date, that on such date (i) such Credit Party is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Credit Party’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Credit Party is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Credit Party’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Credit Party is engaged or is to engage, (vi) the fair value of the property of such Credit Party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Credit Party and (v) the present fair saleable value of the assets of such Credit Party is not less than the amount that will be required to pay the probable liability of such Credit Party on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Sales” means (i) the sale, transfer, lease or other disposition of inventory, equipment and materials in the ordinary course of business, (ii) the sale, transfer, lease or other disposition of machinery, parts, equipment and real estate no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries, as appropriate, and (iii) the sale by the Borrower of any shares of its capital stock.

“Station Licenses” shall mean all licenses, permits, permissions and other authorizations issued to Borrower or its Subsidiaries by the FCC and used in the operation of the Stations.

“Stations” shall mean the AM and FM radio stations and television broadcast stations owned by Borrower or its Subsidiaries.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Line Lender” means U.S. Bank National Association.

“Swing Line Loan” means a loan made by the Swing Line Lender to the Borrower under Section 2.2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Revolving Committed Amount. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Threshold Requirement” is defined in Section 7.10.

“Transfer Effective Date” is defined in the Commitment Transfer Supplement.

“Transferee” is defined in Section 11.6(f).

“Type” means, as to any Loan, its nature as a Prime Rate Loan or a Eurodollar Loan, as the case may be.

“Unused Facility Fee” is defined in Section 3.4(b).

        1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all capitalized definitional terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

        1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the Audited Financial Statements.

ARTICLE 2

CREDIT FACILITIES

        2.1 Revolving Loans.

(a) Revolving Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s Commitment Percentage of outstanding Swing Line Loans shall not exceed such Lender’s Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus the aggregate amount of all outstanding Swing Line Loans shall not exceed FOUR HUNDRED SEVENTY-FIVE MILLION DOLLARS ($475,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided herein). Revolving Loans may consist of Prime Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Agent not later than 10:30 A.M. (Milwaukee, Wisconsin time) on the Business Day of the requested borrowing in the case of Prime Rate Loans, and on the second Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Prime Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing a (“Notice of Borrowing”) is attached as Exhibit 2.1(b)(i). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Prime Rate Loan hereunder. The Agent shall give notice to each Lender (promptly upon receipt of each Notice of Borrowing, and in any event not later than 12:00 noon, Milwaukee, Wisconsin time, with respect to any Notice of Borrowing delivered to the Agent pursuant to this section) of the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan borrowing shall be: (A) if a Prime Rate Loan, in a minimum aggregate amount of $250,000and integral multiples of $100,000 in excess thereof; and (B) if a Eurodollar Loan, in a minimum aggregate amount of $2,500,000 and integral multiples of $500,000 in excess thereof (or, in either case, the remaining amount of the Revolving Commitment, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in Schedule 11.2, or at such other office as the Agent may designate in writing, by 1:30 P.M. (Milwaukee, Wisconsin time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent by the close of Agent’s business on such date.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Termination Date.

(d) Interest. Subject to the provisions of Section 3.1, Revolving Loans shall bear interest as follows:

(i) Prime Rate Loans. During such periods as Revolving Loans shall be comprised of Prime Rate Loans, each such Prime Rate Loan shall bear interest at a per annum rate equal to the sum of the Prime Rate;

(ii) Eurodollar Loans. During such periods as Revolving Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the applicable Eurodollar Rate plus the Applicable Percentage; and

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes. The Revolving Loans shall be evidenced by a duly executed promissory note of the Borrower to each Lender in the original principal amount of each such Lender’s Revolving Committed Amount in substantially the form of Exhibit 2.1(e).

        2.2 Swing Line Loans.

(a) During the Revolving Commitment Period, subject to the terms and conditions set forth in this Credit Agreement, the Swing Line Lender agrees to make Swing Line Loans to the Borrower as the Borrower may from time to time request for the purposes permitted hereby; provided, however, that (i) the aggregate principal amount of all outstanding Swing Line Loans shall not exceed the Swing Line Sublimit, (ii) the Loans of each Lender shall not exceed such Lender’s Revolving Commitment and (iii) the Loans of all Lenders shall not exceed the Aggregate Revolving Committed Amount at any time. This is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow Swing Line Loans as set forth herein without premium or penalty; provided, however, that Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to the Borrower. Each Swing Line Loan shall bear interest at a rate equal to the rate applicable to the Prime Rate Loans or at a rate quoted by the Agent and agreed to by the Borrower.

(b) Unless notified to the contrary by Swing Line Lender, the Borrower may irrevocably request a Swing Line Loan upon notice to the Swing Line Lender. There is no minimum borrowing amount for a Swing Line Loan. Each such request for a Swing Line Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 5.2 are satisfied. Promptly after receipt of such request, the Swing Line Lender shall obtain telephonic verification from the Agent that such Swing Line Loan is permitted hereunder. Upon receiving such verification, the Swing Line Lender shall make such Swing Line Loan available to the Borrower. Without the consent of Required Lenders and the Swing Line Lender, no Swing Line Loan shall be made during the continuation of a Default or Event of Default. Upon the making of each Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a risk participation therein in an amount equal to that Lender’s Commitment Percentage times the amount of the Swing Line Loan.

(c) Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the rate of interest payable on Prime Rate Loans or at the rate quoted by the Agent and agreed to by the Borrower and interest shall be payable upon demand of the Swing Line Lender, on the last day of each month and on the Revolving Termination Date. The Swing Line Lender shall be responsible for invoicing the Borrower (or notifying the Agent to so invoice the Borrower) for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender, except following any funding of a risk participation under clause (f) below.

(d) The Borrower shall repay each Swing Line Loan on the earliest of (i) upon demand made by Swing Line Lender and (ii) the Revolving Termination Date. The Borrower shall repay the principal amount of each Swing Line Loan by payment directly to Swing Line Lender or by Swing Line Lender debiting the Borrower’s deposit account at Swing Line Lender not later than 10:00 a.m. (Milwaukee, Wisconsin time) for payments hereunder. If the conditions precedent set forth in Section 5.2 can be satisfied, the Borrower may request a Revolving Loan to repay Swing Line Lender, or, failing to make such request, the Borrower shall be deemed to have requested a Revolving Loan of Prime Rate Loans on such payment date pursuant to subsection (f) below. Swing Line Lender shall promptly notify the Agent of each Swing Line Loan and each payment thereof.

(e) If the Borrower fails to timely make any principal or interest payment on any Swing Line Loan, Swing Line Lender shall notify the Agent of such fact and the unpaid amount. The Agent shall promptly notify each Lender of its pro rata share of such amount by 11:00 a.m. (Milwaukee, Wisconsin time). Each Lender shall make funds in an amount equal to its pro rata share of such amount available to the Agent at the Agent’s payment office not later than the 2:00 p.m. (Milwaukee, Wisconsin time) for payments hereunder on the same Business Day. The obligation of each Lender to make such payment shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such payment shall not relieve or otherwise impair the obligation of the Borrower to repay the Swing Line Lender for any amount of Swing Line Loans, together with interest as provided herein.

(f) If the conditions precedent set forth in Section 5.2 can be satisfied on any date the Borrower is obligated to, but fails to, repay a Swing Line Loan, the funding by Lenders pursuant to the previous subsection shall be deemed to be a borrowing of Prime Rate Loans (without regard to the minimum amount therefor) deemed requested by the Borrower. If the conditions precedent set forth in Section 5.2 cannot be satisfied on the date the Borrower is obligated to make, but fails to make, such payment, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its participation in such Swing Line Loan, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of Swing Line Lender against the Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by the Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall be payable by the Borrower upon demand of the Agent, and shall bear interest at a rate per annum equal to the Prime Rate plus 2% per annum.

        2.3 Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrower may, upon at least 30 days’ written notice to the Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Committed Amount by an aggregate amount of incremental commitments not to exceed $200,000,000 (the amount of any such increase, the “Additional Commitment Amount”), through the addition of new lenders (or increases of commitments by existing Lenders), provided that any such new lenders are reasonably acceptable to the Agent, the Syndication Agent, and the Borrower. Each Lender shall have the right for a period of 10 days following receipt of such notice, to elect by written notice to the Borrower and the Agent to increase its Revolving Commitment by a principal amount up to its Revolving Commitment Percentage of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Credit Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.3, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c) An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.3 shall become effective upon the receipt by the Agent of a supplement or joinder in form and substance satisfactory to the Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrower with respect to the increase in the Revolving Commitments as the Agent may reasonably request.

(d) Upon the acceptance of any such supplement or joinder by the Agent, the Aggregate Revolving Committed Amount shall automatically be increased by the amount of the Revolving Commitments added through such supplement or joinder and Schedule 2.1(a) shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

(e) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.3 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Prime Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 5, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

ARTICLE 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

        3.1 Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans, and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is equal to the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Prime Rate) plus 2%; provided that, for any Eurodollar Rate advances, at the end of the applicable Interest Period, interest shall accrue at the Prime Rate plus 2% per annum.

        3.2 Extension and Conversion. The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (i) except as provided in Sections 3.6 and 3.7, Eurodollar Loans may be converted into Prime Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Prime Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.l(b)(ii) and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion in the form of Exhibit 3.2 (or telephone notice promptly confirmed in writing) to the Agent prior to 10:30 A.M. (Milwaukee, Wisconsin time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Prime Rate Loan and on the second Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Prime Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the Types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in paragraphs (a) and (b), and in (c) or (d), of Section 5.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loans shall be automatically converted into Prime Rate Loans at the end of their Interest Period. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

        3.3 Reductions in Commitments and Prepayments.

(a) Reductions in Revolving Commitment. The Borrower may from time to time permanently reduce the Aggregate Revolving Committed Amount in whole or in part without premium or penalty except as provided in Section 3.10 upon three (3) Business Days’ prior written notice to the Agent; provided that after giving effect to any such voluntary reduction the sum of Revolving Loans plus Swing Line Loans then outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced. Except as otherwise specified herein, partial reductions in the Aggregate Revolving Committed Amount shall in each case be in a minimum aggregate amount of $5,000,000 and integral multiples of $500,000 in excess thereof.

(b) Mandatory Prepayment on Revolving Loans. If at any time the aggregate amount of all outstanding Revolving Loans plus the aggregate amount of all outstanding Swing Line Loans shall exceed the Aggregate Revolving Committed Amount, as reduced from time to time, the Borrower shall immediately make payment on the Swing Line Loans and then, if necessary, on the Revolving Loans in an amount sufficient to eliminate the deficiency. Any such payments shall be applied first to Prime Rate Loans and then to Eurodollar Loans in direct order of their Interest Period maturities.

(c) Voluntary Prepayments. Loans may be prepaid in whole or in part without premium or penalty except as provided in Section 3.10. Any partial prepayment shall be (i) if a Prime Rate Loan, in a minimum aggregate amount of $250,000 and integral multiples of $100,000 in excess thereof; and (ii) if a Eurodollar Loan, in a minimum aggregate amount of $2,500,000 and integral multiples of $500,000 in excess thereof (or, in either case, the remaining outstanding principal balance of the Revolving Loans). Except as otherwise specified herein, amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof.

        3.4 Fees.

(a) Upfront Fee. The Borrower agrees to pay to the Agent, for the benefit of the Lenders, the upfront fee (the “Upfront Fee”) referred to in that certain Lenders’ fee letter of even date herewith. The Upfront Fee shall be earned and payable as set forth in such letter.

(b) Unused Facility Fee. The Borrower agrees to pay to the Agent, for the ratable benefit of the Lenders, an unused facility fee (the “Unused Facility Fee”) in an amount equal to the product of (i) the average daily unused portion of the Revolving Committed Amount, as the same may be reduced from time to time hereunder, (computed on a quarterly basis in arrears as of the last day of each June, September, December and March commencing on the last day of the calendar quarter during which the Closing Date occurs, based upon the daily utilization for that quarter as calculated by the Agent) multiplied by (ii) the Applicable Percentage divided by four. The Unused Facility Fee shall be due and payable quarterly in arrears on the last day of each June, September, December and March commencing on the last day of the calendar quarter during which the Closing Date occurs, through the Revolving Termination Date (provided, that if the last day of any such quarter is not a Business Day, then such payment shall be due on the first Business Day thereafter). The Unused Facility Fee shall be fully earned and payable on each such payment date. For purposes of computing the Unused Facility Fee under this subsection 3.4(b), usage of the Swing Line Sublimit shall not be considered usage of the Revolving Committed Amount.

(c) Other Fees. The Borrower agrees to pay to the Agent such other closing, administrative and structuring fees referred to in that certain Agent’s fee letter of even date herewith.

        3.5 Capital Adequacy. If any Lender has reasonably determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy made after the date hereof, or any change therein made after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof made after the date hereof, or compliance by such Lender or its parent company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency made after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s or its parent company’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the policies of such Lender and its parent company with respect to capital adequacy), then, within 10 Business Days after the Borrower’s receipt of the certificate referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender and its parent company for such reduction; provided that no such amounts shall be payable with respect to reduction in rate of return incurred more than three (3) months before such Lender demands compensation under this Section 3.5. A certificate as to the amount of such reduction in rate of return, the good faith basis therefor and setting forth in reasonable detail the calculations used by the applicable Lender to arrive at the amount or amounts claimed to be due, shall be submitted to the Borrower and the Agent. Each determination by a Lender of amounts owing under this Section shall be rebuttably presumptive evidence of the matters set forth therein. No demand for payment under this Section shall be made unless the Lender shall make comparable demands of other similarly situated borrowers. The provisions of this Section shall survive termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

        3.6 Inability To Determine Interest Rate. If prior to the first day of any Interest Period, the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Prime Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Prime Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to Eurodollar Loans.

        3.7 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Prime Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.10.

        3.8 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a) (shall subject such Lender to any tax of any kind whatsoever on or in respect of any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof except for Non-Excluded Taxes covered by Section 3.9 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.9(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or any branch or Affiliate thereof); or

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar condition or requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Prime Rate Loans by giving the Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.10. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (a) that one of the events described in this Section 3.8 has occurred and describing in reasonable detail the nature of such event, (b) as to the increased cost or reduced amount resulting from such event and (c) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection shall be submitted by such Lender, through the Agent, to the Borrower and shall be conclusive in the absence of manifest error. No demand for payment under this Section shall be made unless the Lender shall make comparable demands of other similarly situated borrowers. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

        3.9 Taxes.

(a) Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of any Lender or any branch or Affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender, or any branch or Affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, branch or Affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, branch or Affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) At least five Business Days prior to the first day on which interest or Fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8ECI or W-8BEN further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deductions or withholding of United States federal income tax.

        3.10 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market, provided, however, that the amount of such lost interest, if any, shall be discounted to a present value as of the date of the indemnification payment, using as the applicable discount rate(s) the rate(s) of per annum interest used by such Lender in making the computations pursuant to the foregoing clause (ii). Any Lender seeking indemnity under this Section shall furnish a certificate to the Agent and the Borrower setting forth in reasonable detail the basis for such Lender’s indemnity claim. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

        3.11 Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) Loans. Each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of Fees (other than fees payable to the Agent for its own account pursuant to Section 3.4), each reduction of the Revolving Committed Amount, and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages relating to such respective Loans.

(b) Advances. Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the Federal Funds Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Agent by such Lender within two business Days of the date of the related borrowing, (i) the Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Agent and the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Prime Rate Loans hereunder, on demand, from the Borrower and (ii) then the Borrower may, without waiving any rights it may have against such Lender, (x) request any one or more of the Lenders to increase its Commitment Percentage and make such borrowing available, which request each such Lender may in its sole discretion approve or deny, and (y) if any Lender serving as Agent shall deny a request submitted to it pursuant to the foregoing clause (x), borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided, however, that at the time any such replacement borrowing is made and at all times while such amount is outstanding the Borrower would be permitted to borrow such amount pursuant to Section 2.1 of this Credit Agreement.

        3.12 Sharing of Payments. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.12 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.12 to share in the benefits of any recovery on such secured claim.

        3.13 Place and Manner of Payments. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at its offices at the Agent’s office specified in Schedule 11.2 not later than 1:00 P.M. (Milwaukee, Wisconsin time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Agent may, at the Borrower’s request, debit the amount of any such payment which is not made by such time to Account No. 112045887 maintained by the Borrower with the Agent or any other account which may be maintained by the Borrower with the Agent and designated for such purpose by the Borrower. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, Fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.11). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 1:00 p.m. (Milwaukee, Wisconsin time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. All computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days except computations of interest on Prime Rate Loans, which shall be made on the basis of actual number of days elapsed over a year of 365 or 366 days, as applicable. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

        3.14 [Reserved]

        3.15 Transfers at Borrower’s Request. In the event that any Lender requests payment by the Borrower of any additional amounts pursuant to Section 3.5, 3.7, 3.8 or 3.9, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.6(b)), and in its sole discretion require such Lender to transfer and assign in whole or in part, without recourse (in accordance with and subject to the terms and conditions of Section 11.6(b)), all or part of its interests, rights and obligations under this Credit Agreement to an Eligible Transferee which shall assume such assigned obligations; provided that (i) the other Lenders may, by written notice to the Agent, the Lenders and the Borrower, in their respective discretion, elect to assume such Lender’s Revolving Commitment, pro rata based upon the respective Commitment Percentages of the other Lenders so electing to assume such Lender’s Revolving Commitments hereunder, (ii) such Eligible Transferee which is not a Lender shall be reasonably acceptable to the Required Lenders, (iii) such assignment shall not relieve the Borrower from its obligations to pay such additional amounts that may be due in accordance with Section 3.5, 3.7, 3.8 or 3.9, (iv) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (v) the Borrower or such Eligible Transferee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all accrued Fees and other amounts owed to it hereunder.

        3.16 Effect of Amendment and Restatement Upon this Credit Agreement becoming effective pursuant to Section 5.1, from and after the Closing Date: (a) the Revolving Commitments shall be increased in accordance with the terms hereof; (b) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but only with respect to the rights, duties and obligations among Borrower, Lenders and Agent accruing from and after the Closing Date; (c) this Credit Agreement shall not in any way release or impair the rights, duties or Credit Party Obligations created pursuant to the Existing Credit Agreement or any other Credit Document (as defined in the Existing Credit Agreement) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder prior to the Closing Date; (d) all indemnification obligations of the Credit Parties under the Existing Credit Agreement or any other Credit Document (as defined in the Existing Credit Agreement) which by their terms survive termination shall survive the execution and delivery of this Credit Agreement and shall continue in full force and effect for the benefit of Lenders, Agent, and any other Person indemnified under the Existing Credit Agreement or such other Credit Document at any time prior to the Closing Date; (e) the Credit Party Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date and owed to a Lender hereunder which was also a lender under the Existing Credit Agreement, continue outstanding under this Credit Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Credit Agreement, and this Credit Agreement shall not constitute a refinancing, substitution or novation of such Credit Party Obligations or any of the other rights, duties and obligations of the parties hereunder; (f) any and all references in the Credit Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Credit Agreement, and as this Credit Agreement shall be further amended or amended and restated from time to time hereafter; and (g) any and all references in the Credit Documents (as defined in the Existing Credit Agreement) to the “Closing Date” shall, without further action of the parties, be deemed a reference to the Original Closing Date.

ARTICLE 4

GUARANTY

        4.1 The Guaranty. Each of the Credit Parties hereby jointly and severally guarantees to each Lender and the Agent as hereinafter provided the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Credit Parties hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Credit Parties will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the guaranty obligations of each Credit Party hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the U.S. Bankruptcy Code or any comparable provisions of any applicable state law.

        4.2 Obligations Unconditional. The obligations of the Credit Parties under Section 4.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Credit Parties hereunder shall be absolute and unconditional under any and all circumstances other than indefeasible payment in full. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Credit Party hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Credit Party, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred therein shall be done or omitted;

(c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

(e) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Credit Party) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Credit Party).

With respect to its obligations hereunder, each Credit Party hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

        4.3 Reinstatement. The obligations of the Credit Parties under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Credit Party agrees that it will indemnify each of the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

        4.4 Certain Additional Waivers. Without limiting the generality of the provisions of any other Section of this Section 4, each Credit Party further agrees that it shall have no right of recourse to security for the Credit Party Obligations. Each of the Credit Parties further agrees that it shall have no right of subrogation, reimbursement or indemnity, nor any right of recourse to security, if any, for the Credit Party Obligations until indefeasible payment in full of all such obligations shall have been made.

        4.5 Remedies. The Credit Parties agree that, as between the Credit Parties, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due (and payable as provided in Section 9 hereof and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9) for purposes of Section 4.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations whether or not due and payable by any other Person) shall forthwith become due and payable by the Credit Parties for purposes of said Section 4.1.

        4.6 Continuing Guarantee. The guarantee in this Section 4 is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

ARTICLE 5

CONDITIONS

        5.1 Conditions to Closing Date. This Credit Agreement shall become effective on the Closing Date upon satisfaction of the following conditions precedent:

(a) Execution of Agreement. The Agent shall have received (i) multiple counterparts of this Credit Agreement for each Lender, executed by a duly authorized officer of each party hereto, and (ii) for the account of each Lender, a Revolving Note.

(b) [Reserved]

(c) Certificate of Financial Condition. The Agent shall have received a Certificate of Financial Condition in the form of Exhibit 5.1(c) with appropriate insertions and attachments.

(d) Financial Information. The Agent shall have received copies of the Audited Financial Statements and interim quarterly company-prepared consolidated financial statements for the Borrower and its Consolidated Subsidiaries for each fiscal quarter ended thereafter until the Closing Date together with such other financial information as any Lender may reasonably request. In addition, the Agent shall have received a certificate of an authorized financial officer of the Borrower containing pro forma calculations demonstrating the Borrower’s compliance with the financial covenants contained in Section 7.9 hereof as of (i) the end of the Borrower’s most recently completed fiscal quarter (including the use of financial information for the fourth fiscal quarter, if applicable, whether or not the Borrower shall have delivered, as of the date of such certificate, the financial information required pursuant to Section 6.1) and (ii) the end of the Borrower’s then-current fiscal quarter, after giving effect to such transactions as if they had been completed on the Closing Date, using financial projections prepared by the Borrower in good faith based upon reasonable assumptions which are set forth in such certificate or otherwise provided in writing to the Agent.

(e) Corporate Documents. The Agent shall have received each of the following:

(i) Articles of Incorporation. Copies of the articles of incorporation or other applicable charter documents of the Borrower and each of the other Credit Parties certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization.

(ii) Resolutions. Copies of resolutions of the board of directors of the Borrower and of each of the other Credit Parties approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by the secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the Bylaws of the Borrower and of each of the other Credit Parties certified by the secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the Borrower and each of the other Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing would have a material adverse effect on the business or operations of the Borrower or other Credit Party in such state.

(f) Officer’s Certificate. The Agent shall have received, with a counterpart for each Lender, a certificate of a duly authorized officer of each of the Borrower and each of the other Credit Parties dated the Closing Date, substantially in the form of Exhibit 5.1(f) with appropriate insertions and attachments.

(g) Legal Opinion of Counsel. The Agent shall have received, with a copy for each Lender, an opinion of Foley & Lardner, counsel for the Borrower and the Guarantors, dated the Closing Date and addressed to the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders.

(h) [Reserved].

(i) Closing Certificate. A certificate in the form of Exhibit 5.1(i), dated the Closing Date and signed by a Responsible Officer, certifying that (i) no Default or Event of Default exists, (ii) all representations and warranties of each Credit Party set forth in the Credit Documents are true and correct and (iii) since the date of the financial statements of the Borrower described in Section 6.1, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect

(j) Notice of Borrowing. If applicable, a duly executed Notice of Borrowing, in the form of Exhibit 2.1(b)(i);

(k) Disbursement Agreement. If applicable, a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.

(l) Consents. Delivery of Borrower certified copies of all consents, approvals, authorizations, registrations, and filings and orders required to be made or obtained by the Borrower and all Guarantors under any Requirement of Law (including, without limitation, any requisite FCC approvals) or by any Contractual Obligation of each Credit Party, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and, if requested by any Lender, any transaction being financed with the proceeds of the Revolving Loan (except for any consents, approvals, authorizations, registrations, and filings and orders required to be made in connection with the Emmis Acquisition), and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect (except for any consents, approvals, authorizations, registrations, and filings and orders with respect to the Emmis Acquisition) and all applicable waiting periods shall have expired (except with respect to the Emmis Acquisition), and no investigation or inquiry by any governmental authority regarding the Revolving Loan or, if requested by any Lender, any transaction being financed with the proceeds thereof (except with respect to the Emmis Acquisition), shall be ongoing;

(m) Fees. The Agent and the Lenders shall have received all Fees due and owing pursuant to Section 3.4.

(n) Liability and Casualty Insurance. The Agent shall have received copies of insurance policies or certificates of insurance on behalf of insurers of the Borrower and all Guarantors, evidencing or describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all Guarantors meeting the requirements set forth herein.

(o) Subsection 5.2 Conditions. The conditions specified in subsections 5.2(a) and (b) shall be satisfied on the Closing Date as if Loans were to be made on such date.

(p) The Agent shall have received an authorization letter in the form of Exhibit 5.1(p) with appropriate insertions.

(q) UCC Search Reports; Other Documents. The Agent shall have received such UCC search reports and other approvals, opinions, documents or materials as the Agent or any Lender shall reasonably request.

(r) Additional Matters. All documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Agent and the Lenders.

(s) Closing Date. Each of the foregoing conditions precedent shall have been satisfied on or before December 2, 2005.

        5.2 Conditions to All Loans. The obligation of each Lender to make any Extension of Credit hereunder (including the initial Loans to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. Except as modified pursuant to Section 6.16, the representations and warranties (other than the representations and warranties contained in Section 6.6 and the penultimate sentence in Section 6.1) made by the Borrower and the other Credit Parties herein or which are contained in any certificate furnished at any time under or in connection herewith shall continue to be true and correct in all material respects on and as of the date of such Extension of Credit, as if made on and as of such date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Additional Conditions to Loans. If such Extension of Credit is made pursuant to Section 2.1 or 2.2, all conditions set forth in such Section, as applicable, shall have been satisfied.

        Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit, shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in this Section 5.2 have been satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

        To induce the Lenders to enter into this Credit Agreement and to make the Loans herein provided for, each of the Credit Parties hereby represents and warrants to the Agent and to each Lender that as of the Closing Date, and at all times thereafter (except as specifically set forth below in this Section 6):

        6.1 Financial Statements. Prior to the Closing Date the Borrower has or will have furnished to the Lenders (a) the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2002, December 31, 2003 and December 26, 2004 and related audited statements of income, shareholders’ equity and cash flows for the year ended on that date, together with an unqualified opinion thereon by Ernst & Young LLP, and (b) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 25, 2005 and related statements of income, shareholders’ equity and cash flows for the periods ended on such date, prepared by the Borrower. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete and fairly present the consolidated financial condition of the Borrower and such Subsidiaries as of such dates and the results of their operations for the periods ended on such dates, subject, in the case of the unaudited interim statements, to the absence of footnotes, audit and normal year-end adjustments. Since December 26, 2004 there has been no development or event which has had a Material Adverse Effect. Schedule 6.1 sets forth the last day of the Borrower’s fiscal quarters for the period from the third fiscal quarter of 2005 through the fiscal year end 2011.

        6.2 Ownership of Properties; Liens and Encumbrances. Each of the Borrower and its Subsidiaries has good and marketable title (or has an interest as a lessee) to all property, real and personal, as reflected on the most recent financial statement of the Borrower furnished to the Lenders, and all property purported to have been acquired (or leased) since the date of such financial statement, except property sold or otherwise disposed of in the ordinary course of business, the property of any Subsidiaries that are sold through an asset sale or otherwise disposed of and the return of any leased property upon the termination of any lease subsequent to such date; and all such property is free of any Lien except Permitted Liens. To the Borrower’s knowledge, all owned and leased buildings and equipment of the Borrower used in the Borrower’s business are in good operating condition, repair and working order, except for ordinary wear and tear and insured losses, and, to the Borrower’s knowledge, conform to all applicable laws, ordinances and regulations the violation of which would have a Material Adverse Effect. To the Borrower’s knowledge, the Borrower possesses adequate trademarks, trade names, copyrights, patents, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which would result in a Material Adverse Effect.

        6.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly incorporated, validly existing and in good standing (or similar concept under applicable law, including, without limitation, the concept of active status under the laws of the State of Wisconsin) under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company or corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except to the extent that the failure to comply with any of (a) through (d) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and the other Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Borrower or the other Credit Parties (other than those which have been obtained or which the failure to obtain would not, in the aggregate, have a Material Adverse Effect) or with the validity or enforceability of any Credit Document against the Borrower or the Guarantors. Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower or the Guarantors, as the case may be, enforceable against the Borrower or the other Credit Parties, as the case may be, in accordance with its terms.

        6.5 No Legal Bar; No Default. The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any Requirement of Law the violation of which would reasonably be expected to have a Material Adverse Effect or any Contractual Obligation of the Borrower or its Subsidiaries the violation of which would reasonably be expected to have a Material Adverse Effect (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        6.6 No Material Litigation. Except as set forth in the Audited Financial Statements, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower and the other Credit Parties, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which, would reasonably be expected to (i) cause an adverse financial effect on the Borrower or any of its Subsidiaries in excess of $20,000,000 or (ii) have a Material Adverse Effect.

        6.7 Investment Company Act. Neither the Borrower nor any of the other Credit Parties is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

        6.8 Federal Regulations. No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Borrower and its Subsidiaries taken as a group do not own “margin stock” except margin stock which is a Permitted Investment, but only to the extent otherwise permitted by this Agreement.

        6.9 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” within the meaning of Section 412 of the Code (or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect. For purposes of this Section 6.9 only, the parties hereto agree that “Material Adverse Effect” shall include any event referred to in this Section 6.9 which would or could be reasonably expected to cause a reduction in Consolidated Net Worth of ten percent (10%) or more.

        6.10 Environmental Matters. Except as set forth in Schedule 6.10 and except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) To the knowledge of the Borrower and the other Credit Parties, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) To the knowledge of the Borrower and the other Credit Parties, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”).

(c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrower nor the other Credit Parties have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the knowledge of the Borrower and the other Credit Parties, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower and the other Credit Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) To the knowledge of the Borrower and the other Credit Parties, there has been no unremediated release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

        6.11 Use of Proceeds. The Loans hereunder may be used to replace existing debt on the Closing Date and thereafter to fund future permitted acquisitions, capital expenditures, working capital and for other general corporate purposes.

        6.12 Subsidiaries. Set forth on Schedule 6.12 is a complete and accurate list of all Subsidiaries of the Borrower. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and nonassessable (except as otherwise required by statute) and is owned, free and clear of all Liens.

        6.13 Taxes. To the knowledge of the Borrower and the other Credit Parties, each of the Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all taxes shown thereon to be due (including interest and penalties), except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware of any proposed material tax assessments against it or any of its Subsidiaries. The most recent completed audit of the Borrower’s federal income tax returns was for the Borrower’s income tax year ending December 31, 2001, and all taxes shown by such returns (together with any adjustments arising out of such audit, if any) have been paid.

        6.14 Solvency. The Borrower, individually, and the Borrower and its Subsidiaries, collectively, are and, after execution of this Credit Agreement on the Execution Date and after giving effect to the Indebtedness and Guarantee Obligations incurred hereunder on and after the Closing Date, will be Solvent.

        6.15 Accuracy of Information. All information furnished by the Borrower to the Lenders is correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

        6.16 Amendments to Schedule 6.12 and Schedule 6.17. To the extent otherwise permitted by this Agreement, the Borrower may, from time to time, amend Schedule 6.12 and/or Schedule 6.17 by delivering (effective upon receipt) to the Agent and each Lender a copy of such amended Schedule 6.12 or Schedule 6.17, as the case may be, which shall (i) be dated the date of delivery, (ii) be certified by a duly authorized officer of the Borrower as true, complete and correct as of such date as delivered in replacement for the Schedule 6.12 or Schedule 6.17, as the case may be, previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from the predecessor Schedule 6.12 or Schedule 6.17; provided that Schedule 6.17 shall not be amended if a Material Adverse Effect results from the matters disclosed therein.

        6.17 Station Licenses. As of the Closing Date, Schedule 6.17 lists all Station Licenses and the Credit Party that is the holder of each such Station License.

        6.18 FCC Rules and Regulations.

(a) The operation of the businesses of Borrower and its Subsidiaries complies in all material respects with the Communications Act of 1934, as amended, and the applicable rules, regulations and published policies of the FCC (collectively, the “Communications Laws”) to the extent that the failure to so comply would have a Material Adverse Effect.

(b) The Station Licenses are all of the licenses, permits or other authorizations from the FCC used or necessary to operate the Stations as currently operated by Borrower and its Subsidiaries, and all Station Licenses have been validly issued in the name of Borrower or one of its Subsidiaries or, in the case of the Acquisition Station Licenses, an application has been made and is pending with the FCC for the granting of all necessary consents to the assignments of such Acquisition Station Licenses to Borrower or certain of its Subsidiaries (other than KMTV). Except as set forth on Schedule 6.17, as amended from time to time pursuant to Section 6.16, the Station Licenses are in full force and effect, are valid for the balance of the current license term and are unimpaired by any act or omissions of Borrower or its Subsidiaries. There are no conditions upon the Station Licenses except those conditions stated on the face thereof or conditions applicable to the stations of such class generally under the Communications Laws. Except as set forth on Schedule 6.17, as amended from time to time pursuant to Section 6.16, to Borrower’s knowledge, there are no applications, proceedings or complaints pending or, to Borrower’s best knowledge, threatened in writing that could reasonably be expected to have a Material Adverse Effect (other than proceedings that apply to the broadcast industry generally). Borrower is not aware of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course or of any reason why any of the Station Licenses might be revoked in each case to the extent such revocation or expiration, either singularly or in the aggregate with any other revocation or expiration would have a Material Adverse Effect. No pending renewal of any Station License would constitute a major federal action having a significant effect on the human environment under Section 1.1305 or 1.1307(b) of the FCC’s rules. All material information contained in any pending applications for modification, extension or renewal of the Station Licenses or other applications filed with the FCC with respect to the Station Licenses by Borrower or any of its Subsidiaries is true, complete and accurate in all material respects.

        6.19 OFAC. No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224, (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

        6.20 USA Patriot Act. Each Credit Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 7

AFFIRMATIVE COVENANTS

        For so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, the Borrower shall, and in the case of subsections 7.3, 7.4, 7.5, 7.6 and 7.8 shall cause each of its Subsidiaries, to:

        7.1 Annual Financial Statement. Furnish to the Agent within 90 days after the end of each fiscal year of the Borrower a copy for each Lender of a balance sheet of the Borrower as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, prepared in accordance with GAAP applied on a consistent basis, audited by a nationally recognized firm of independent certified public accountants selected by the Borrower, and accompanied by an unqualified opinion thereon by such accountants to the effect that such financial statements present fairly, in all material respects, the financial position of the Borrower and all Consolidated Subsidiaries as of the end of such fiscal year, and the results of their operations and their cash flows for such fiscal year, in accordance with GAAP, and that such audit was conducted in accordance with generally accepted auditing practices. Each such annual statement shall be accompanied by a certificate of an authorized financial officer of the Borrower containing the calculations demonstrating the Borrower’s compliance or noncompliance with the financial covenants contained in Section 7.9 hereof. The Borrower will furnish to the Agent within 90 days after the end of each fiscal year of the Borrower a copy for each Lender of a statement of income, including statements of revenues and expenses for each of the Borrower’s business segments and corporate charges. All such financial statements, and the financial statements referred to in Section 7.2 hereof, except as provided herein, shall be furnished in consolidated form for the Borrower and all Consolidated Subsidiaries which it may at the time have.

        7.2 Interim Financial Statements.

(a) Furnish to the Agent within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, a copy for each Lender of the Borrower’s 10-Q, prepared in the manner set forth in Section 7.1 hereof for the annual statements, certified to be accurate and complete by an authorized financial officer of the Borrower, subject to audit, footnotes and normal year-end adjustments, and accompanied by the certificate of such officer (i) to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) containing the calculations demonstrating the Borrower’s compliance or noncompliance with the financial covenants contained in Section 7.9 hereof; provided, however, in the event the Borrower’s 10-Q is not filed within such 45 day period, the Borrower shall furnish to the Agent and Lenders within such 45 day period a balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of each such period and related statements of income including a statement of revenues and expenses for each of the Borrower’s business segments and corporate charges, shareholders’ equity and cash flows for the period from the beginning of the fiscal year to the end of such quarter and month, prepared and certified as set forth above.

(b) Furnish to the Agent, (i) contemporaneously with the filing or mailing thereof, copies for each Lender of all material of a financial nature filed with the Securities Exchange Commission or sent to the shareholders of the Borrower, and (ii) such other financial information as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1, Section 7.2(a) and Section 7.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date the Agent shall have received notice from the Borrower that (i) the Borrower has posted such documents on www.sec.gov, or provided a link thereto, on the Borrower’s website at www.jc.com; or (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies.

        7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations (including, without limitation, obligations to pay taxes), except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

        7.4 Conduct of Business and Maintenance of Existence. Except as otherwise permitted by Sections 8.4 and 8.5, continue to engage in business of the same general type as now conducted by it on the date hereof and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

        7.5 Maintenance of Property; Insurance. Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and insured losses excepted); maintain with financially sound and reputable insurance companies insurance (including insurance against claims and liabilities arising out of the manufacture or distribution of any products or the provision of any services) with respect to its properties and businesses in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent, on the Closing Date and not less often than annually thereafter, and in any event promptly upon any material change thereto, full information as to the insurance carried.

        7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account so that financial statements may be prepared in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Agent, the Agent and, after the occurrence and during the continuance of a Default or an Event of Default, any of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

        7.7 Notices. Give notice to the Agent (which shall promptly transmit such notice to each Lender) of:

(a) immediately (and in any event within two (2) Business Days) after a Responsible Officer of the Borrower knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) promptly, upon a Responsible Officer of Borrower learning of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c) promptly, any litigation, or any investigation or proceeding (including, without limitation, any environmental proceeding) known to a Responsible Officer of the Borrower, affecting the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) promptly, upon a Responsible Officer of Borrower learning of any other development or event which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

        7.8 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that, with respect to all of the above, failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ fees and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefore. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

        7.9 Financial Covenants.

(a) Consolidated Funded Debt Ratio. There shall be maintained as of the end of each fiscal quarter, as determined for the four fiscal quarter period preceding the date of determination, a Consolidated Funded Debt Ratio of not greater than 4.0:1.0.

(b) Interest Coverage Ratio. There shall be maintained on a consolidated basis as of the end of each fiscal quarter, as determined for the four fiscal quarter period preceding the date of determination, an Interest Coverage Ratio of not less than 3.0:1.0.

        7.10 Additional Subsidiary Guarantors.

(a) If a Subsidiary of the Borrower which is not a Guarantor hereunder (a “Non-Guarantor Subsidiary”) shall at any time constitute more than either

(i) 10% of Consolidated Total Assets, or

(ii) 10% of Consolidated EBITDA,

then the Borrower will promptly notify the Agent thereof, and promptly cause such Non-Guarantor Subsidiary to become a Guarantor hereunder by way of execution of a Joinder Agreement.

(b) In addition to the requirements set forth in the foregoing clause (a), if the Non-Guarantor Subsidiaries shall, as a group, at any time constitute in the aggregate more than either

(i) 10% of Consolidated Total Assets, or

(ii) 10% of Consolidated EBITDA,

(collectively, the “Threshold Requirement”), then the Borrower will promptly notify the Agent thereof, and promptly cause one or more of the Non-Guarantor Subsidiaries to become a Guarantor hereunder by way of execution of a Joinder Agreement, such that immediately after the joinder of such Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed the Threshold Requirement.

        7.11 Station Licenses. Borrower and each of its Subsidiaries shall at all times maintain the Station Licenses and all other licenses, permits, permissions and other authorizations used or necessary to operate the radio and television stations as operated from time to time by Borrower and its Subsidiaries, except to the extent that the failure to maintain the foregoing would not have a Material Adverse Effect.

        7.12 FCC Filings. Borrower will file with the FCC in a timely fashion copies of the Credit Documents to the extent required under Communications Laws, and shall take such other action as is necessary under the rules and regulations of the FCC to effect the purposes of the Credit Documents, except to the extent that the failure to do so would not have a Material Adverse Effect.

ARTICLE 8

NEGATIVE COVENANTS

        For so long as this Credit Agreement is in effect and until the Revolving Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, the Borrower shall not, and shall not permit any of its Subsidiaries, to:

        8.1 Indebtedness. Contract, create, incur, assume or permit to exist any Indebtedness; provided, however, so long as no Event of Default exists on the date of incurrence or would result therefrom, the Borrower and its Subsidiaries may incur unsecured Indebtedness and Indebtedness secured by Permitted Liens.

        8.2 Liens. Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

        8.3 Nature of Business. Except as otherwise permitted by Section 8.4, alter the character of its business in any material respect from that conducted as of the Closing Date.

        8.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of any substantial part of its property or assets in one transaction or a series of related transactions outside of the ordinary course of business or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) Specified Sales;

(ii) the sale, lease or transfer of property or assets by a Credit Party to a domestic Credit Party;

As used herein, “substantial part” shall mean property and assets, the book value of which, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its Subsidiaries (other than in the ordinary course of business), shall in any fiscal year exceed 15% of Consolidated Total Assets, in each case determined as of the end of the immediately preceding fiscal year; or

        (b)        purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the property or assets of any Person other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, (except as otherwise limited or prohibited herein), or enter into any transaction of merger or consolidation, except for (i) investments or acquisitions of the type described in clauses (vi) and (vii) of the definition of Permitted Investments and repurchases by the Borrower of its outstanding capital stock, (ii) the merger or consolidation of the Borrower with or into another Credit Party, provided that in any such case the Borrower shall be the surviving entity, (iii) the merger or consolidation of any wholly-owned Subsidiary with or into any other wholly-owned Subsidiary, (iv) the merger or consolidation of any wholly-owned Subsidiary with or into the Borrower provided that in any such case the Borrower shall be the surviving entity, and (v) so long as no Event of Default exists or would result therefrom, purchases of substantially all of the assets or capital stock of any Person, whether or not such transaction involves a merger or consolidation, provided that in any such case (except with respect to the Emmis Acquisition) the Borrower shall have delivered, not less than five Business Days prior to the consummation of such purchase of assets or capital stock, to the Agent and each of the Lenders a certificate of an authorized financial officer of the Borrower containing pro forma calculations demonstrating the Borrower’s compliance with the financial covenants contained in Section 7.9 hereof as of (X) the end of the Borrower’s most recently completed fiscal quarter, after giving effect to such transaction as if it had been completed on or before the end of the most recently completed fiscal quarter (including the use of financial information for the fourth fiscal quarter, if applicable, whether or not the Borrower shall have delivered, as of the date of such certificate, the financial information required pursuant to Section 7.1) and (Y) the end of the Borrower’s then-current fiscal quarter, after giving effect to such transaction as if it had been completed on the projected closing date for such purchase, using financial projections prepared by the Borrower in good faith based upon reasonable assumptions which are set forth in such certificate or otherwise provided in writing to the Agent and the Lenders; provided further that the foregoing requirement shall only apply if the aggregate cash and non-cash consideration for any such purchase exceeds $10,000,000.

        8.5 Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

        8.6 Guarantee Obligations. Contract, create, incur, assume or permit to exist any Guarantee Obligations, except Permitted Guarantee Obligations.

        8.7 Transactions with Affiliates. Except pursuant to the Shareholders Agreement, dated as of May 12, 2003 among Borrower, The Journal Company, Matex Inc. and Abert Family Journal Stock Trust, as permitted in subsections (iii) and (vi) of the definition of Permitted Investments, as permitted by Section 8.4, in connection with redemption of Borrower’s Class A Shares, Class B Shares or Class C Shares otherwise permitted hereunder, or as set forth in the Audited Financial Statements, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate (other than a Credit Party) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate (other than a Credit Party).

        8.8 Ownership of Subsidiaries. Create, form or acquire a Subsidiary, unless any such Subsidiary shall become an Additional Credit Party, if required, in accordance with the provisions of Section 7.10.

        8.9 Fiscal Year. Change its fiscal year, except the Borrower may change its fiscal year once after the Execution Date to a fiscal year that has four fiscal quarters of 13 weeks each, and a fiscal year-end approximately at the end of the calendar year.

        8.10 Dividends. Make any payment, distribution or Dividend (other than a dividend or distribution payable solely in stock or equity interest of the Person making the dividend or distribution) on or any payment on account of the purchase, redemption or retirement of, or any other distribution on, any partnership interest, limited liability company interest, share of any class of stock or other ownership interest in such Person (collectively, “Distributions”); provided notwithstanding the foregoing, so long as no Event of Default exists or would result therefrom, Borrower and its Subsidiaries may make Distributions and provided further, however that Borrower may make extraordinary cash dividends to shareholders only if so long as after giving pro forma effect thereto the Borrower’s Consolidated Funded Debt Ratio does not exceed 3.5:1.

        8.11 Changes Relating to Material Contracts. Without the prior written consent of Agent, no Credit Party shall change or amend (in any manner adverse to Agent or Lenders) the terms of any Station License or the Emmis Purchase Agreement except to the extent that the change or amendment would not have a Material Adverse Effect.

ARTICLE 9

EVENTS OF DEFAULT

        Upon the occurrence of any of the following events (each an “Event of Default”):

(a) The Borrower shall fail to pay any principal on any Note when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note or any Fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for five (5) Business Days or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guarantee Obligations thereunder; or

(b) Any representation or warranty made or deemed made by the Borrower or other Credit Party herein, or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished by the Borrower or other Credit Party at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall (i) default in the due performance or observance of Section 7.7(a), 7.9 or Section 8, (ii) default in the observance or performance of Section 7.1 or 7.2 and such default shall continue unremedied for a period of 10 days or more after written notice thereof from the Agent or the Required Lenders, or (iii) default in the observance or performance of any other term, covenant or agreement contained herein, or in any of the other Credit Documents (other than as described in subsections 9(a), 9(b), 9(c)(i) or 9(c)(ii) above), and such default shall continue unremedied for a period of 30 days or more after written notice thereof from the Agent or the Required Lenders; or

(d) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness of the types described in the clauses (a) (excluding Indebtedness for the deferred purchase price of property or services), (b), (c) and (i) of the definition thereof (other than the Notes and intercompany Indebtedness) in a principal amount outstanding of at least $15,000,000 in the aggregate for the Borrower and its Subsidiaries or in the payment of any matured Guarantee Obligation with respect to Indebtedness of the types described in the clauses (a) (excluding Indebtedness for the deferred purchase price of property or services), (b), (c) and (i) of the definition thereof in a principal amount outstanding of at least $15,000,000 in the aggregate for the Borrower and its Subsidiaries beyond the period of grace (not to exceed 30 days), if any, (except any such Indebtedness or Guarantee Obligations which the Borrower and its Subsidiaries are disputing in good faith and for which they have established adequate reserves or Indebtedness owing by one Subsidiary to the Borrower or another Subsidiary that is not being accelerated and for which no enforcement or collection action has been commenced); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness in a principal amount outstanding of at least $15,000,000 in the aggregate for the Borrower and its Subsidiaries or Guarantee Obligation in a principal amount outstanding of at least $15,000,000 in the aggregate for the Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries shall cause or overtly threaten to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(e) (i) The Borrower or any other Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (X) results in the entry of an order for relief or any such adjudication or appointment or (Y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Credit Party any case, proceeding other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) One or more judgments or decrees shall be entered against the Borrower or any other Credit Party and such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and involve in the aggregate a liability (to the extent not paid when due or covered by insurance) of $1,000,000 or more; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) any Person or group of Persons which is unacceptable to the Required Lenders obtains control of more than 50% of the issued and outstanding voting stock of the Borrower; or

(i) The Guaranty or any provision thereof shall cease to be in full force and effect or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party’s obligations under the Guaranty; provided, however, if the Borrower (i) sells or otherwise disposes of all of the capital stock of a Credit Party or (ii) sells all or substantially all of the assets of a Credit Party and subsequently merges or dissolves such Credit Party out of existence, in either case in compliance with the terms of this Agreement, the Guaranty of such Credit Party shall terminate and such termination shall not be deemed an Event of Default; or

(j) Any other Credit Document shall fail to be in full force and effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the written consent of the Required Lenders the Agent may, or upon the written request of the Required Lenders, the Agent shall, by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE 10

AGENCY PROVISIONS

        10.1 Appointment. Each Lender hereby designates and appoints U.S. Bank National Association as Agent hereunder of such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby authorizes the Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any other Credit Party.

        10.2 Delegation of Duties. The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents except for its or such Person’s own gross negligence or willful misconduct, or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency herefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Credit Parties to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties.

        10.4 Reliance on Communications. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Agent and any of the Lenders, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.6(d). The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders, or all Lenders, as the case may be, as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.1, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

        10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than the failure by the Borrower to pay any principal or interest on any Note when due in accordance with the terms thereof or hereof) unless the Agent has received notice from a Lender or a Credit Party referring to the Credit Document, stating that a Default or Event of Default exists, and specifying the particulars thereof. In the event that the Agent receives such a notice or the Borrower fails to pay any principal or interest on any Note when due, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, otherwise than an action that the Agent reasonably believes would be a violation of law or otherwise prohibited by the Credit Documents.

        10.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        10.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages (or if the Revolving Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the termination of this Credit Agreement) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the reasonable opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

        10.8 Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Credit Party as though the Agent were not Agent hereunder. With respect to its Loans, the Agent shall have the same rights, obligations and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

        10.9 Successor Agent. The Agent may, at any time, resign upon 20 days’ written notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which shall be a Lender) with the prior written consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation, as appropriate, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

        10.10 Joint Lead Arrangers, Syndication Agent, Documentation Agent, and Sole Book Runner. The Lenders identified on the title page to this Agreement as “Joint Lead Arranger,” “Documentation Agent,” “Syndication Agent,” and “Sole Book Runner” shall have no right, power, obligation or liability other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

ARTICLE 11

MISCELLANEOUS

        11.1 Amendments, Waivers. Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding, amending or deleting any provisions of this Credit Agreement or the other Credit Documents or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Agent, (iv) amend Section 3.12 or 7.10 without the written consent of all Lenders, or (v) release the obligation of any Guarantor under the Guaranty if such release would cause the Non-Guarantor Subsidiaries, as a group, to exceed the Threshold Requirement, without the written consent of all Lenders. Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        11.2 Notices.

(a) Except as otherwise provided in Section 2, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) on a Business Day between the hours of 8:30 A.M. and 5:00 P.M. (Milwaukee, Wisconsin time) or on the following Business Day (if sent after 5:00 P.M. Milwaukee, Wisconsin time) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by first class mail, postage prepaid, in each case, addressed as follows in the case of the Borrower and the Agent, and as set forth on Schedule 11.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Credit Parties:	Journal Communications, Inc. 333 West State Street P.O. Box 661 Milwaukee, Wisconsin 53201 Attn: Paul M. Bonaiuto Phone: (414) 224-2728 Fax: (414) 224-2040

with a copy to:

Foley & Lardner 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202-4497 Attn: Patricia J. Lane Phone: (414) 297-5635 Fax: (414) 297-4900

The Agent:	U.S. Bank National Association 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Stephen E. Carlton Phone: (414) 765-4244 Fax: (414) 765-4430

with a copy to:

Quarles & Brady LLP 411 E. Wisconsin Avenue Milwaukee, Wisconsin 53202-4497 Attn: Andrew M. Barnes Phone: (414) 277-5105 Fax: (414) 978-8990

The Syndication Agent:	SunTrust Bank 22nd Floor 919 East Main Street Richmond, VA 23219 Attn: Brian Combs Phone: (804) 782-5119 Fax: (804) 782-5818

(b) Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Lender. Any of the Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Revolving Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

        11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, the Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Agent, (b) to pay out-of-pocket expenses, including attorneys’ fees, incurred by a Lender in connection with the negotiation, preparation and execution of the Credit Documents, not to exceed $2,500 for each Lender, and reasonable expenses, including reasonable attorneys’ fees, in connection with any future amendments or modifications hereto, (c) to pay or reimburse each Lender and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and any other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (d) on demand, to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender and the Agent and their Affiliates, officers, directors, shareholders, employees and agents harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of the Agent or any such Lender, (ii) legal proceedings commenced against or disputes among the Agent or any Lender by any other Lender or its participants or the Agent, or (iii) the violation by the Agent or any such Lender of an express provision of the Credit Documents, if so determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 11.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

        11.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender and no Lender may assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of the Borrower, except as otherwise permitted by this Section 11.6.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law and, so long as no Event of Default has occurred and is continuing, with the consent of the Borrower if the Participant (as defined below) is not an Affiliate of such Lender (which consent shall not be unreasonably withheld), at any time sell to one or more banks or other entities (“Participant” or “Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Commitment of such Lender, or any other interest of such Lender hereunder, provided, however, that at all times such Lender shall retain for its own account interests in Loans owing to such Lender in an aggregate outstanding principal amount which, when added to the aggregate outstanding principal amount of any interests in Loans sold by such Lender to Participants who are Affiliates of such Lender, equals not less than fifty percent (50%) of the aggregate principal amount of all such Lender’s outstanding Loans. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan, Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or Fees thereon except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without consent of any Participant if the Participant’s participation is not increased as a result thereof, or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that each Participant shall be entitled to the benefits of Sections 3.6, 3.7, 3.8, 3.9 and 11.5 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell or assign (i) to any Lender or any Affiliate thereof, except that any such sale or assignment shall be made only with the consent of the Borrower if such sale or assignment would increase any amount payable by the Borrower hereunder, or (ii) to one or more additional banks or financial institutions (“Purchasing Lenders”), except that any such sale or assignment shall be made only with the consent of the Agent and, so long as no Event of Default has occurred and is continuing or at any time if any such sale or assignment would increase any amount payable by the Borrower hereunder, the consent of the Borrower: all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $10,000,000 (or, if less, the entire amount of such Lender’s obligations) if the Purchasing Lender is not a Lender hereunder, or with no minimum amount if the Purchasing Lender is a Lender hereunder, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof so long as no Event of Default has occurred and is continuing, by the Borrower and the Agent), and delivered to the Agent for its acceptance and recording in the Register (as defined below). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Revolving Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the Note delivered to the Agent pursuant to such Commitment Transfer Supplement a new Note to the order of such Purchasing Lender in an amount equal to the Revolving Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Revolving Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to the Revolving Commitment retained by it hereunder. Except for the expense of executing and delivering such new Note to the Agent pursuant to this Section, the Borrower shall not be obligated to pay any transfer fees, costs or expenses to the Agent or any Lender in connection with any such transfer. Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Agent to the Borrower marked “canceled.”

(d) The Agent shall maintain at its address referred to in Section 11.2 a copy of each Commitment Transfer supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Lender and a Purchasing Lender and, in the case of a Purchasing Lender that is not then a Lender (or an Affiliate thereof, by the Borrower and the Agent) together with payment to the Agent by the transferor Lender or the Purchasing Lender, (as agreed between them) of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement, and the Notes subject to such Commitment Transfer Supplement, the Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender each, (a “Transferee”) and any permitted prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Credit Agreement.

(g) At the time of each assignment pursuant to this Section 11.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a U.S. Tax Compliance Certificate) described in Section 3.9.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

        11.7 Set-off. In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under the Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        11.8 Confidentiality. The Agent and each Lender shall hold in confidence any material nonpublic information delivered or made available to them by the Borrower. Notwithstanding the foregoing, nothing herein shall prevent the Agent or any Lender from disclosing any information delivered or made available to it by the Borrower (a) to such Lender’s Affiliates, the Agent or any Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement, (e) to the extent reasonably required in connection with any litigation to which the Agent, any Lender, or any of their respective Affiliates may be a party, along with the Borrower, any Subsidiary or any of their respective Affiliates, (f) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement, (g) to such Agent’s or Lender’s legal counsel and financial consultants and independent auditors, and (h) to any Transferee or permitted prospective Transferee and such Transferee or permitted prospective Transferee agrees in writing to be bound by the duty of confidentiality under this Section to the same extent as if it were a Lender hereunder. Further, notwithstanding anything in this Agreement to the contrary, any party hereto (and any employee, representative or other agent of such party) may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including tax opinions or other tax analyses) provided to it relating to such tax treatment and tax structure.

        11.9 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

        11.10 Counterparts. This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

        11.11 Severability. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11.12 Integration. This Credit Agreement, the Notes and the other Credit Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

        11.13 Governing Law. This Credit Agreement and the Notes and the rights and obligations of the parties under this Credit Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

        11.14 Government Approval. Notwithstanding anything to the contrary contained herein or in any other Credit Document any action taken or proposed to be taken hereunder that would affect the operational, voting, or other control of any Credit Party or affect the ownership of the Station Licenses shall be pursuant to the Communications Laws and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not take any action pursuant hereto that would constitute or result in any assignment of the Station Licenses or transfer of control of any Credit Party if such assignment or transfer of control would require, under then existing law (including the Communications Laws), the prior approval of the FCC, without first obtaining such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so). Each Credit Party agrees to take any lawful action which the Agent may request in order to obtain and enjoy the full rights and benefits granted to the Agent and Lenders by this Credit Agreement, including specifically, after the occurrence and during the continuance of an Event of Default, the use of such Credit Party’s best efforts to assist in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Laws or under any other law for any action or transaction contemplated by this Credit Agreement. Such efforts shall include, without limitation, sharing with Agent any FCC registration numbers, account numbers and passwords for the FCC’s CDBS System and preparing, certifying and filing (or causing to be prepared, certified and filed) with the FCC any portion of any application or applications for consent to the assignment of the Station Licenses or transfer of control of any Credit Party required to be filed under the Communications Laws for approval of any sale or transfer of the Station Licenses.

        11.15 Consent to Jurisdiction and Venue. All judicial proceedings brought against the Borrower or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents shall be brought in any state or federal court of competent jurisdiction in the State of Wisconsin, and, by execution and delivery of this Credit Agreement, the Borrower and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrower, each of the other Credit Parties, the Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall limit the right of any Lender to bring proceedings against the Borrower and each of the other Credit Parties in the court of any other jurisdiction.

        11.16 Acknowledgements. Each of the Credit Parties hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Credit Agreement and the relationship between Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Credit Parties and the Lenders.

        11.17 Waivers of Jury Trial. THE CREDIT PARTIES, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        11.18 Limitation of Liability. THE CREDIT PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY EXEMPLARY OR PUNITIVE DAMAGES.

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	JOURNAL COMMUNICATIONS, INC.
By: /s/ Paul M. Bonaiuto
Paul M. Bonaiuto, Executive Vice-President
and Chief Financial Officer
By: /s/ Karen O. Trickle
Karen O. Trickle, Vice-President and Treasurer

Signature Page no. 1 to Credit Agreement

LENDERS:	U.S. BANK NATIONAL ASSOCIATION
in its capacity as Agent and as a Lender
By: /s/ Caroline V. Krider
Caroline V. Krider, Vice President

Signature Page no. 2 to Credit Agreement

SUNTRUST BANK
in its capacity as Syndication Agent and as a Lender
By: /s/
Its______________________________

Signature Page no. 3 to Credit Agreement

M&I MARSHALL & ILSLEY BANK
By: /s/
Its______________________________
By: /s/
Its______________________________

Signature Page no. 4 to Credit Agreement

ASSOCIATED BANK, N.A.
By: /s/
Its______________________________

Signature Page no. 5 to Credit Agreement

BANK OF AMERICA, N.A.
By: /s/
Its______________________________

Signature Page no. 6 to Credit Agreement

THE NORTHERN TRUST COMPANY
By: /s/
Its______________________________

Signature Page no. 7 to Credit Agreement

WACHOVIA BANK NATIONAL ASSOCIATION
By: /s/
Its______________________________

Signature Page no. 8 to Credit Agreement

NATIONAL CITY BANK OF THE MIDWEST (f/k/a National
City Bank of Michigan/Illinois)
By: /s/
Its______________________________

Signature Page no. 9 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/
Its______________________________

Signature Page no. 10 to Credit Agreement

COMERICA BANK
By: /s/
Its______________________________

Signature Page no. 11 to Credit Agreement

GUARANTORS:	THE JOURNAL COMPANY

By: /s/ Karen O. Trickle
Karen O. Trickle, Vice-President and Treasurer
JOURNAL SENTINEL INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
JOURNAL BROADCAST GROUP, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
JOURNAL HOLDINGS, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
JOURNAL BROADCAST CORPORATION
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer

Signature Page no. 12 to Credit Agreement

JOURNAL COMMUNITY PUBLISHING GROUP, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
NORLIGHT TELECOMMUNICATIONS, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
IPC PRINT SERVICES, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
JOURNAL BROADCAST GROUP OF KANSAS, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer
JOURNAL BROADCAST GROUP OF TENNESSEE, INC.
By: /s/ Karen O. Trickle
Karen O. Trickle, Assistant Treasurer

Signature Page no. 13 to Credit Agreement

SCHEDULE 2.1(a)

COMMITMENTS

Lender	Allocation	Percentage
SunTrust Bank	$ 75,000,000	15.789473684211%

U.S. Bank National Association	$ 72,000,000	15.157894736842%

Bank of America, N.A	$ 72,000,000	15.157894736842%

Wachovia Bank National Association	$ 72,000,000	15.157894736842%

M&I Marshall & Ilsley Bank	$ 49,000,000	10.315789473684%

The Northern Trust Company	$ 35,000,000	7.368421052632%

National City Bank of the Midwest	$ 25,000,000	5.263157894737%

Wells Fargo Bank, National Association	$ 25,000,000	5.263157894737%

Comerica Bank	$ 25,000,000	5.263157894737%

Associated Bank, N.A	$ 25,000,000	5.263157894737%

Totals	$ 475,000,000	100%

SCHEDULE 2.1(d)

PRICING GRID

Pricing Level	Consolidated Funded Debt to Consolidated EBITDA Ratio	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Prime Rate Loans	Applicable Percentage for Unused Facility Fee
I	> 3.50:1.00	0.875%	0.00%	0.200%

II	> 3.00:1.00 but < 3.50:1.00	0.750%	0.00%	0.175%

III	> 2.00 :1.00 but < 3.00:1.00	0.625%	0.00%	0.150%

IV	> 1.00:1.00 but < 2.00:1.00	0.500%	0.00%	0.125%

V	< 1.00:1.00	0.375%	0.00%	0.100%

SCHEDULE 6.1

FISCAL QUARTERS

Year	Fiscal Quarter	Quarter End Date
2005	3rd Qtr	September 25, 2005
	Year End	December 25, 2005
2006	1st Qtr	March 26, 2006
	2nd Qtr	June 25, 2006
	3rd Qtr	September 24, 2006
	Year End	December 31, 2006
2007	1st Qtr	April 1, 2007
	2nd Qtr	July 1, 2007
	3rd Qtr	September 30, 2007
	Year End	December 30, 2007
2008	1st Qtr	March 30, 2008
	2nd Qtr	June 29, 2008
	3rd Qtr	September 28, 2008
	Year End	December 28, 2008
2009	1st Qtr	March 29, 2009
	2nd Qtr	June 28, 2009
	3rd Qtr	September 27, 2009
	Year End	December 27, 2009
2010	1st Qtr	March 28, 2010
	2nd Qtr	June 27, 2010
	3rd Qtr	September 26, 2010
	Year End	December 26, 2010
2011	1st Qtr	March 27, 2011
	2nd Qtr	June 26, 2011
	3rd Qtr	September 25, 2011
	Year End	December 25, 2011

SCHEDULE 6.10

ENVIRONMENTAL MATTERS

        1.        Hunt’s Landfill Superfund Site, Caledonia, Wisconsin

In 1987, the U.S. Environmental Protection Agency notified Journal Sentinel Inc. that it was a “potentially responsible party” at the Hunt’s Landfill Superfund Site in Caledonia, Wisconsin. This site is seven miles due south of the Milwaukee Airport. An internal investigation revealed that Journal Sentinel had dumped its waste newspaper inks at the site between 1959 and 1974 (as directed then by the Wisconsin DNR). The estimated cost of remediation at that time was $25 million.

In April, 1992, 38 Milwaukee area companies, schools and other entities executed a consent decree with the EPA in Milwaukee federal court by which they agreed to be responsible for the remediation of this site. Journal Sentinel Inc. agreed to an allocated share of responsibility of 1.37% or an estimated cost of $340,000 over the life of the project. Subsequent agreements with “recalcitrant” parties or de minimus polluters to the site provided over $3 million in cash contributions to the clean-up fund.

The site was capped and surrounded by a clay slurry wall to prevent additional seepage by 1997. Since then, there have been expenses for maintenance, repairs and testing wells. It now appears that the total cost of the remediation project will be approximately $6 million, far less than the original estimate. Journal Sentinel’s payments for the remediation (not including legal fees) thus far have been about $80,000, and no additional expenses are anticipated. The trustees for the remediation of the site have approximately $3 million available for future clean-up expenses and currently anticipate future expenses of approximately $2.5 million to $3 million. A closure order on this site is not expected for several years.

In 1995, Journal Sentinel negotiated a $200,000 payment from its general liability insurance carrier as settlement for its claim for its past and future expenses in the Hunt’s Superfund matter. The company is not obligated to refund any overpayment to the insurance carrier.

        2.        Journal Garage Site, 6th & McKinley Streets, Milwaukee, Wisconsin

In 1990, five underground fuel storage tanks at the Journal garage were found to be leaking and were removed. A substantial amount of gasoline and diesel fuel had leaked into the subsurface, much of it trapped by the building’s foundation wall. Working with an environmental consultant, the company removed a substantial amount of contaminated soil and commenced pump-and-treat operations. While the company’s remediation efforts have consumed 12 years, the task has been complicated by multiple other contamination sources from nearby, up-gradient sources. At this time, the company has suspended its remediation effort and has asked the State of Wisconsin to adopt a regional approach to remediating the entire neighborhood in one coordinated effort. A major portion of the clean-up costs is being funded by the Wisconsin PECFA (Petroleum Environmental Clean-Up Fund Act) program, which pays a major share of the remediation expenses for contamination caused by leaking gasoline and diesel fuel tanks.

        3.        Eight Former Gas Stations Sites, Milwaukee, Wisconsin

In the 1950‘s and 1960‘s, the Milwaukee newspapers purchased numerous former gas stations for use as neighborhood newspaper distribution sites. In 1990-1991, the company contacted the Wisconsin Department of Natural Resources (DNR) about possible contamination at eight of these sites due to leaking underground petroleum storage tanks. In 1992, the company launched remediation efforts to clean up these sites. These efforts included the retention of an environmental consultant, removal of the underground storage tanks, assessment of the contamination problem in coordination with the DNR and removal of the underground contaminants by various methods. Remediation work at six of the sites has been completed and closure orders have been received.

Remediation work on the other two sites has reached a final stage. At the seventh site (4170 S. Howell St.), the Department of Commerce requested additional field work, and this was completed in August 2005. On November 2, 2005, the company’s environmental consultant submitted a second closure request to the Department of Commerce. At the eighth site (2401 S. 13th St.), two additional testing wells were installed in October 2005 at the request of the Department of Commerce. One round of groundwater sampling was done in October 2005 and another will follow in January 2006. Based upon favorable test results from these two rounds of groundwater sampling, it is anticipated that a closure request to the Department of Commerce may be submitted as soon as in the 2nd Quarter 2006.

Approximately 90% of the expenses to date of over $1 million are eligible for reimbursement from the state’s PECFA program. It is anticipated that a major portion of all future expenses will be reimbursed through the PERCFA program.

        4.        Former Gas Station Site, Neenah, Wisconsin

Add, Inc. (now known as Journal Community Publishing Group, Inc.) acquired this property in Neenah, Wisconsin in 1984. The office was formerly a gas station. In November, 1998, the DNR apprised Add, Inc. that tests for underground contamination at adjacent lots indicated that this property was the source of environmental contamination. The company obtained a statement of eligibility for PECFA reimbursement for this site in 1999. Subsequently, Add, Inc. retained an environmental consultant, removed two underground tanks from the site in September, 1999 and installed 12 test wells. These tests indicated substantial subsurface contamination due to leaking petroleum tanks. They also indicated that the site was formerly a manufactured gas plant (MGP) between 1876 to 1902.

WE Energies (formerly Wisconsin Electric Company) agreed to assume responsibility for the remediation of the MGP-related contamination. WE Energies and Add, Inc. jointly retained an environmental consultant and adopted an aggressive $1.35 million clean-up plan that was approved by the Wisconsin Department of Commerce and the Department of Natural Resources. WE Energies agreed to be responsible for approximately 60% of the remediation costs. A substantial portion of the Company’s expenses are being reimbursed by the Wisconsin PECFA program. The Company’s insurance carrier has denied coverage.

        5.        Calumet Container Superfund Site, Hammond, Indiana

Notice was received from EPA’s Chicago Office in April, 2003 that a former subsidiary has been designated again as a “potentially responsible party” (“PRP”) at the Calumet Container Superfund Site in Hammond, Indiana. The former subsidiary is Edwards & Deutsch Lithographing Co., Inc. (“E&D”), a commercial printing firm in Cicero, Illinois that the company owned between 1966 and 1984. Calumet Container was a barrel and pail reclamation and recycling facility. In the 1970‘s, E&D paid to have approximately 2,500 drums and 20,000 ink pails cleaned and recycled at this facility.

EPA is suing the PRP group, which consists of approximately 150 companies and other entities, for $1.4 million for a special clean-up project at the site. Previously, in 1990, 64 PRPs agreed to reimburse EPA for clean-up costs that had been incurred up to that time. E&D made a minor contribution at that time to the clean-up fund. The major portion of the clean-up work involves the removal and remediation of 20,000 cubic yards of contaminated soils, approximately the top two feet of soil on the site. On November 10, 2005, the Company executed a “Cashout Agreement” with EPA, by which the Company will pay $12,684 and will thereafter be exempt from demands for remediation costs from EPA.

        6.      Retainers Liabilities from Sale of NorthStar Print Group.

When the Company sold NorthStar Print Group, Inc. on January 25, 2005, it agreed to retain certain environmental liabilities at its Norway, Michigan and Green Bay, Wisconsin plants.

The Norway premises were included in the sale of assets to the buyer (Multicolor Corporation). In the sale agreement, the Company agreed to remain liable for the remediation of certain known contamination problems. The Norway liability pertains to soil and groundwater contamination by chlorinated solvents and petroleum hydrocarbons from leaking underground storage tanks. The tanks were removed in the 1990‘s. The remaining contamination is discrete, the plume appears to be limited to the property, and the Company is managing an active remediation program in coordination with the Michigan Department of Environmental Quality. The anticipated future costs to the Company are estimated to be less considerably less than $100,000. It is expected that remediation efforts will have to continue for about 2 years before a closure order can be obtained from the Michigan Department of Environmental Quality.

The Green Bay plant was not sold to Multicolor Corporation. The premises are being leased to Multicolor Corporation with an option to purchase after Multicolor Corporation is satisfied that the Company has sufficiently remediated the known environmental contamination situation. The Company has retained the environmental liability. It is believed that the contamination was caused by solvents stored in an outside storage shed that leaked. The Company has adopted an active remediation plan. On November 15, 2005, approximately 350 cubic yards of contaminated soils were excavated from the site and replaced by clean fill. Using various other remediation techniques, the Company is hopeful that a closure order from the Wisconsin Department of Natural Resources can be obtained in approximately 1½ to 2 years. The cost of this remediation project is estimated to be about $175,000, with most of the expenses to be paid before the end of FY 2005.

SCHEDULE 6.12

SUBSIDIARIES

Jurisdiction
Name	of Organization
The Journal Company	Wisconsin
Journal Holdings, Inc. (f/k/a NorthStar
Print Group, Inc.)	Wisconsin
Journal Sentinel Inc.	Wisconsin
Journal Broadcast Corporation	Nevada
Journal Community Publishing Group
(f/k/a ADD, Inc.)	Wisconsin
Norlight Telecommunications, Inc.	Wisconsin
IPC Print Services, Inc.	Michigan
Journal Broadcast Group of Kansas, Inc.	Kansas
Journal Broadcast Group, Inc.	Wisconsin
Journal Broadcast Group of Tennessee, Inc.	Tennessee

SCHEDULE 6.17

Station Licenses

CALL SIGN	TYPE OF SERVICE	COMMUNITY OF LICENSE	LICENSEE
KGMG	FM	ORACLE, AZ	JOURNAL BROADCAST CORPORATION

KFFN	AM	TUCSON, AZ	JOURNAL BROADCAST CORPORATION

KMXZ-FM	FM	TUCSON, AZ	JOURNAL BROADCAST CORPORATION

KZPT	FM	TUCSON, AZ	JOURNAL BROADCAST CORPORATION

K285DL	FM TRANSLATOR	TUCSON, AZ	JOURNAL BROADCAST CORPORATION

KMIR-TV	TV	PALM SPRINGS, CA	JOURNAL BROADCAST CORPORATION

KGEM	AM	BOISE, ID	JOURNAL BROADCAST CORPORATION

KJOT	FM	BOISE, ID	JOURNAL BROADCAST CORPORATION

KCID	AM	CALDWELL, ID	JOURNAL BROADCAST CORPORATION

KTHI	FM	CALDWELL, ID	JOURNAL BROADCAST CORPORATION

K27DX	CLASS A TV	MCCALL, ID	JOURNAL BROADCAST CORPORATION

KIVI	TV	NAMPA, ID	JOURNAL BROADCAST CORPORATION

KRVB	FM	NAMPA, ID	JOURNAL BROADCAST CORPORATION

KQXR	FM	PAYETTE, ID	JOURNAL BROADCAST CORPORATION

KSAW-LP	TV TRANSLATOR	TWIN FALLS, ID	JOURNAL BROADCAST CORPORATION

KYQQ	FM	ARKANSAS CITY, KS	JOURNAL BROADCAST CORPORATION

KFXJ	FM	AUGUSTA, KS	JOURNAL BROADCAST CORPORATION

KMXW	FM	NEWTON, KS	JOURNAL BROADCAST CORPORATION

KFTI	AM	WICHITA, KS	JOURNAL BROADCAST CORPORATION

KFDI-FM	FM	WICHITA, KS	JOURNAL BROADCAST CORPORATION

KILT-FM	FM	WICHITA, KS	JOURNAL BROADCAST CORPORATION

WSYM-TV1	TV	LANSING, MI	JOURNAL BROADCAST CORPORATION

W31BK	TV TRANSLATOR	MENOMINEE, MI	JOURNAL BROADCAST CORPORATION

KSGF-FM	FM	ASH GROVE, MO	JOURNAL BROADCAST CORPORATION

1         In a Notice of Apparent Liability for Forfeiture, “Complaints Against Various Licensees Regarding Their Broadcast of the FOX Television Network Program Married By America On April 7, 2003,” NAIJACCT No. 200432080331, File No. EB-03-IH-0162 (FCC 04-242, Oct. 12, 2004) (“Notice”), the FCC notified WSYM-TV of its apparent liability for forfeiture in the amount of $7,000 for the broadcast of allegedly indecent material. On December 3, 2005, WSYM-TV timely filed an opposition to the Notice jointly with Fox Broadcasting Company and Fox Television Stations, Inc., and other affiliates of the FOX Television Network. The proceeding is pending.

CALL SIGN	TYPE OF SERVICE	COMMUNITY OF LICENSE	LICENSEE
KZRQ-FM	FM	MOUNT VERNON, MO	JOURNAL BROADCAST CORPORATION

KSPW[2]	FM	SPARTA, MO	JOURNAL BROADCAST CORPORATION

KSGF	AM	SPRINGFIELD, MO	JOURNAL BROADCAST CORPORATION

KTTS-FM	FM	SPRINGFIELD, MO	JOURNAL BROADCAST CORPORATION

KBBX-FM	FM	NEBRASKA CITY, NE	JOURNAL BROADCAST CORPORATION

KHLP[3]	AM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KOMJ	AM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KEZO-FM	FM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KKCD	FM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KQCH[4]	FM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KSRZ	FM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KXSP	AM	OMAHA, NE	JOURNAL BROADCAST CORPORATION

KI 1DS	TV TRANSLATOR	BOULDER CITY, NV	JOURNAL BROADCAST CORPORATION

KTNV	TV	LAS VEGAS, NV	JOURNAL BROADCAST CORPORATION

K59EX	TV TRANSLATOR	LAUGHLIN, NV	JOURNAL BROADCAST CORPORATION

KXBL	FM	HENRYETTA, OK	JOURNAL BROADCAST CORPORATION

KFAQ	AM	TULSA, OK	JOURNAL BROADCAST CORPORATION

KVOO-FM	FM	TULSA, OK	JOURNAL BROADCAST CORPORATION

WMYU	FM	KARNS, TN	JOURNAL BROADCAST CORPORATION

WKHT[5]	FM	KNOXVILLE, TN	JOURNAL BROADCAST CORPORATION

WQBB	AM	POWELL, TN	JOURNAL BROADCAST CORPORATION

WWST	FM	SEVIERVILLE, TN	JOURNAL BROADCAST CORPORATION

WGBA	TV	GREEN BAY, WI	JOURNAL BROADCAST CORPORATION

WTMJ-TV6	TV	MILWAUKEE, WI	JOURNAL BROADCAST CORPORATION

2         The FCC’s Enforcement Bureau is investigating a listener complaint alleging that certain songs broadcast by KSPW(FM), KQCH(FM), and WKHT(FM) constitute “indecent” material. See FCC File No. EB-05-IH-0161. By letters dated April? and October 6, 2005, the FCC requested information from each of the aforementioned stations regarding their separate broadcasts of certain of the songs specified in the complaint. Each station timely responded to the FCC’s inquiry letters. The investigation is pending.

3         Sale of KHLP(AM) to Pennsylvania Media Associates, Inc. is pending.

4         See footnote 2.

5         See footnote 2.

6         On November 1, 2005, the Milwaukee Public Interest Media Coalition filed a petition to deny the pending license renewal applications of all eleven commercial television stations in the Milwaukee Designated Market

CALL SIGN	TYPE OF SERVICE	COMMUNITY OF LICENSE	LICENSEE
WTMJ	AM	MILWAUKEE, WI	JOURNAL BROADCAST CORPORATION

WKTI-FM	FM	MILWAUKEE, WI	JOURNAL BROADCAST CORPORATION

W22BW	CLASS A TV	STURGEON BAY, WI	JOURNAL BROADCAST CORPORATION

CALL SIGN	TYPE OF SERVICE	COMMUNITY OF LICENSE	LICENSEE
KGUN[8]	TV	TUCSON, AZ	EMMIS TELEVISION LICENSE, LLC

WFTX[9]	TV	CAPE CORAL, FL	EMMIS TELEVISION LICENSE, LLC

KMTV	TV	OMAHA, NE	EMMIS TELEVISION LICENSE, LLC

Area, including WTMJ-TV, on the ground that the stations failed to provide adequate coverage of state and local issues during the 2004 election campaign. WTMJ-TV will file an opposition to the petition in due course.

7         Acquisition pending by Journal Broadcast Corporation from Emmis Television License, LLC.

8         On September 29, 2005, Broadcast Company of the Americas, LLC, filed a petition to deny the pending applications for assignment to multiple buyers of the licenses of nine television stations currently owned by Emmis Television License, LLC (“Emmis”), including KGUN(TV) and WFTX(TV), on the basis of certain alleged misconduct by Emmis. Journal Broadcast Corporation timely filed an opposition to the petition jointly with LIN Television Corporation. The proceeding is pending.

9         See footnote 8.

SCHEDULE 8.2

PERMITTED LIENS

DEBTOR	JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	COLLATERAL DESCRIPTION
Journal Community	WI, Department	U.S. Bank	040017890429	11/18/2004	Rights to any funds payable
Publishing Group, Inc.	of Financial	National			to the debtor under the
	Institutions	Association			Wisconsin Petroleum
Environmental Clean-Up Fund
Act and any related
environmental remedial
programs, any accounts and
general intangibles
pertaining thereto, and all
proceeds therefrom.

Norlight	WI, Department	Nortel	040016500820	10/22/2004	Any and all
Telecommunications, Inc.	of Financial	Networks Inc.			telecommunications and
	Institutions				related equipment, hardware
and software located at any
site owned or leased by the
debtor which was
manufactured, produced or
provided by the secured party
or any affiliate thereof
pursuant to the Purchase and
License Agreement executed by
the debtor and the secured
party on September 29, 2004
and all amendments thereto.

SCHEDULE 11.2

SCHEDULE OF LENDERS

Lender	Address for Notices
U.S. Bank National Association	U.S. Bank National Association
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Stephen E. Carlton
Phone: 414-765-4244
Fax: 414-765-4430
SunTrust Bank	SunTrust Bank
919 East Main Street, 22nd Floor
Richmond, VA 23219
Attn: Brian Combs
Phone: 804-782-5119
Fax: 804-782-5818
Bank of America, N.A.	Bank of America, N.A.
231 South La Salle Street
Chicago, IL 60697
Attn: Mark R. Motuelle
Phone: 312-828-4192
Fax: 312-974-0333
Wachovia Bank National Association	Wachovia Bank National Association
301 South College Street
NC 5562
Charlotte, NC 28288
Attn: John Brady
Phone: 704-715-1795
Fax: 704-383-1625
M&I Marshall & Ilsley Bank	M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, WI 53202
Attn: Gina A. Peter
Phone: 414-765-7945
Fax: 414-765-7625
The Northern Trust Company	The Northern Trust Company
50 South La Salle Street
Chicago, IL 60675
Attn: Rogan McDougal
Phone: 312-444-3104
Fax: 312-444-7028

National City Bank of the Midwest	National City Bank of the Midwest
One North Franklin, 20th Floor
Chicago, IL 60606
Attn: Tiffany Cozzolino
Phone: 312-338-2262
Fax: 312-240-0301
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
90 South Seventh Street
N9305-072 MAC
Minneapolis, MN 55402
Attn: Casey P. Kelly
Phone: 612-667-4532
Fax: 612-667-0505
Comerica Bank	Comerica Bank
500 Woodward Avenue
MC 3269
Detroit, MI 48226
Attn: Heather Whiting
Phone: 313-222-7046
Fax: 313-222-9516
Associated Bank, N.A.	Associated Bank, N.A.
401 East Kilbourn Avenue
Milwaukee, WI 53202
Attn: Joseph Gehrke
Phone: 414-283-2217
Fax: 414-283-2300

2

EXHIBIT 2.1(b)(i)

FORM OF NOTICE OF BORROWING

Date

U.S. Bank National Association,
as Agent under the Credit
Agreement referred to below
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Fax: (612) 303-2262

Attention: Agency Services Group

Gentlemen:

        Pursuant to Section 2.1(b) of the Amended and Restated Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November __, 2005 among JOURNAL COMMUNICATIONS, INC., certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders, the Borrower hereby requests that the following Revolving Loans be made on [date] as follows (the “Proposed Borrowing”):

(1)	Total Amount of Revolving Loans	$
(2)	Amount of (1) to be allocated to Eurodollar Loans	$
(3)	Amount of (1) to be allocated to
	Prime Rate Loans	$
Amount of (1) to be allocated to
	Swing Line	$
	Ending Balance - Swing Line	$
4)	Interest Periods and amounts to be
allocated thereto in respect of
Eurodollar Loan tranches
(amounts must total (2)):
	(ii) one month	$
	(iii) two months	$
	(iv) three months	$

(v)	six months (if available to all Lenders)	$
(vi)	nine months (if available to all Lenders)	$
(vii)	twelve months (if available to all Lenders)	$
Total Eurodollar Loans		$

NOTE: REVOLVING LOAN BORROWINGS MUST BE: (1) IF A PRIME RATE LOAN, IN A MINIMUM AGGREGATE AMOUNT OF $250,000 AND INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF; AND (2) IF A EURODOLLAR LOAN, IN A MINIMUM AGGREGATE AMOUNT OF $2,500,000 AND INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF.

        Terms defined in the Credit Agreement shall have the same meanings when used herein.

        The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A) except as modified pursuant to Section 6.16, the representations and warranties contained in the Credit Agreement (other than the representations and warranties contained in Section 6.6 and the penultimate sentence of Section 6.1 therein) and any other certificate furnished at any time under or in connection therewith (as such representations and warranties may be amended from time to time pursuant to the Credit Agreement and the other Credit Documents) are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,
JOURNAL COMMUNICATIONS, INC.
By:_____________________
Title: VP & Treasurer

EXHIBIT 2.1(e)

FORM OF AMENDED AND RESTATED REVOLVING NOTE

THIS FIRST AMENDED AND RESTATED REVOLVING NOTE AMENDS AND RESTATES THAT CERTAIN REVOLVING NOTE DATED AS OF _______, 2003, MADE BY JOURNAL COMMUNICATIONS, INC. PAYABLE TO THE ORDER OF ________, IN THE ORIGINAL PRINCIPAL AMOUNT OF $ ____.

FIRST AMENDED AND RESTATED REVOLVING NOTE

$____________________________	Milwaukee, Wisconsin

November __, 2005

        FOR VALUE RECEIVED, the undersigned, JOURNAL COMMUNICATIONS, INC., a Wisconsin corporation (the “Borrower”), hereby unconditionally promises to pay, on the Revolving Termination Date (as defined in the Credit Agreement referred to below), to the order of __________________ (the “Lender”) at the office of U.S. Bank National Association, located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) _________________________ DOLLARS ($_____________), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof until payment in full of the principal amount at the rates and on the dates set forth in the Credit Agreement.

        The holder of this Note is authorized to endorse the date and amount of each Revolving Loan pursuant to Section 2.1 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as a Eurodollar Loan or a Prime Rate Loan on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

        This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of November __, 2005 among the Borrower, certain of its Subsidiaries as guarantors, the Lender, the other banks and financial institutions from time to time parties thereto and U.S. Bank National Association, as administrative agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions on which Revolving Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

        All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, other than as set forth in the Credit Agreement.

        This Revolving Note constitutes an amendment and restatement of that certain Revolving Note, dated as of ______, 2003 made by Journal Communications, Inc. and payable to the order of _____ in the principal amount of $_____ (the “Original Note”), supersedes and replaces the Original Note in its entirety, evidences the Indebtedness previously evidenced by the Original Note and does not constitute a payment or novation of such Indebtedness.

        Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Wisconsin.

JOURNAL COMMUNICATIONS, INC.
By:___________________________
Title:__________________________

SCHEDULE I

EXHIBIT 3.2

FORM OF NOTICE OF EXTENSION/CONVERSION

[Date]

U.S. Bank National Association,
as Agent under the Credit
Agreement referred to below
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Fax: (612) 303-2262

Attention: Agency Services Group

Gentlemen:

        Pursuant to Section 3.2 of the Amended and Restated Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November __, 2005 among JOURNAL COMMUNICATIONS, INC. (the “Borrower”), certain of its Subsidiaries as guarantors (the “Guarantors”), the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders, the Borrower hereby requests conversion or extension of the following Loans be made on [date] as follows (the “Proposed Extension/Conversion”):

        Applicable Revolving Loan:

(1)	Total Amount of Revolving Loans to be
	converted/extended	$
(2)	Amount of (1) to be allocated
	to Eurodollar Loans	$
(3)	Amount of (1) to be allocated
	to Prime Rate Loans	$
Amount of (1) to be allocated
	to Swing Line	$
	Ending Balance - Swing Line	$
(4)	Interest Periods and amounts
to be allocated thereto in
respect of Eurodollar Loan tranches
(amounts must total (2))
	(ii) one month	$	maturity date: __________

(iii)	two months	$	maturity date:__________
(iv)	three months	$	maturity date:__________
(v)	six months
	(if available to all Lenders)	$	maturity date:__________
(vi)	nine months
	(if available to all Lenders)	$	maturity date:__________
(vii)	twelve months
	(if available to all Lenders)	$	maturity date:__________
Total Eurodollar Loans		$

NOTE:	REVOLVING LOAN BORROWINGS MUST BE: (1) IF A PRIME RATE LOAN, IN A MINIMUM AGGREGATE AMOUNT OF $250,000 AND INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF; AND (2) IF A EURODOLLAR LOAN, IN A MINIMUM AGGREGATE AMOUNT OF $2,500,000 AND INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF.

        Terms defined in the Credit Agreement shall have the same meanings when used herein.

        The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Extension/Conversion:

(A) except as modified pursuant to Section 6.16, the representations and warranties contained in the Credit Agreement (other than the representations and warranties contained in Section 6.6 and the penultimate sentence of Section 6.1 therein) and any other certificate furnished at any time under or in connection therewith (as such representations and warranties may be amended from time to time pursuant to the Credit Agreement and the other Credit Documents) are and will be true and correct in all material respects, both before and after giving effect to the Proposed Extension/Conversion and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Extension/Conversion (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Extension/Conversion or from the application of the proceeds thereof.

Very truly yours,
JOURNAL COMMUNICATIONS, INC.
By:____________________________
Title:___________________________

EXHIBIT 5.1(c)

FORM OF CERTIFICATE OF FINANCIAL CONDITION

To: U.S. Bank National Association as Administrative Agent for the benefit of the several Lenders parties to that certain Amended and Restated Credit Agreement dated as of November __, 2005.

        The following is delivered with and as a condition to the making of Loans under that certain Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of November __, 2005 by and among Journal Communications, Inc. (the “Borrower”), the several Lenders from time to time parties thereto (the “Lenders”), U.S. Bank National Association, as administrative agent for the Lenders, and certain Subsidiaries of the Borrower from time to time parties thereto as guarantors. Capitalized terms used and not otherwise defined herein have the same meanings as in the Credit Agreement.

        The undersigned are the Executive Vice President and Chief Financial Officer and the Vice President and Treasurer of the Borrower. Each of the undersigned is familiar with the terms of the Credit Agreement, and is familiar with the affairs and records of the Borrower as they relate to the matters dealt with in this Certificate.

        Each of the undersigned has carefully reviewed the contents of this Certificate, and has conferred with counsel for the Borrower for the purpose of discussing the meaning of its contents.

        In connection with the conclusions set forth in paragraphs 1, 2, 3, 4 and 5 below, each of the undersigned has made such investigation and inquiries as he has deemed necessary and prudent and specifically has relied on historical information and other data supplied by the personnel of the Borrower who are directly responsible for the various operations involved.

        Based upon the foregoing, each of the undersigned, being the Executive Vice President and Chief Financial Officer and the Vice President and Treasurer of the Borrower, has reached the following conclusions, that as of this date:

        1.        The Borrower, after the consummation of the transactions contemplated in the Credit Agreement, will not be insolvent. Each of the undersigned understands that in this context, “insolvent” means the present fair saleable value of the Borrower’s assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. Each of the undersigned also understands that the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, subordinated or unsubordinated, absolute, fixed or contingent.

        2.        By incurring its obligations in connection with the Credit Agreement, the Borrower will not incur debts beyond its ability to pay as they mature. Each of the undersigned has concluded that the realization upon the Borrower’s assets on an orderly basis and in the ordinary course of business, as the case may be, will be sufficient to pay or permit the refinancing of recurring current debt, short-term debt and long-term debt as such debts mature.

        3.        Incurrence of its obligations in connection with the Credit Agreement will not leave the Borrower with property remaining in its hands constituting “unreasonably small capital.” In reaching this conclusion, each of the undersigned understands that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and each of the undersigned has reached his conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Borrower including available credit capacity.

        4.        The Borrower has not entered into the Credit Agreement with actual intent to hinder, delay or defraud either present or future creditors.

        Each of the undersigned understands that the Lenders are relying on the truth and accuracy of the foregoing in connection with their entering into the Credit Agreement and making Loans thereunder.

        Each of the undersigned, in his/her capacity as the Executive Vice President and Chief Financial Officer and the Vice President and Treasurer, represents the foregoing information to be, to the best of his/her knowledge and belief after reasonable inquiry, true and correct, in witness whereof each has set his/her hand hereto as of the ____ day of November, 2005.

JOURNAL COMMUNICATIONS, INC.
By:________________________________
Paul M. Bonaiuto,
Executive Vice-President and Chief Financial Officer
By:________________________________
Karen O. Trickle,
Vice-President and Treasurer

EXHIBIT 5.1(f)

FORM OF CERTIFICATE OF SECRETARY OF THE BORROWER

        Pursuant to Section 5.1(e) of the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of November __, 2005, among JOURNAL COMMUNICATIONS, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), the undersigned Secretary of Borrower hereby certifies as follows:

    1.        Attached hereto as Annex I is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower on ______, 2005, and such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate resolutions of Borrower now in force relating to or affecting the matters referred to therein.

    2.        Attached hereto as Annex II is a true and complete copy of the Bylaws of Borrower as in effect at all times since ________________________ to and including the date hereof.

    3.        Attached hereto as Annex III is a true and complete copy of the Articles of Incorporation of Borrower and all amendments thereto as in effect on the date hereof.

    4.        The following persons are now duly elected and qualified officers of Borrower, holding the offices indicated next to their names below, and such officers have held such offices with Borrower at all times since _____________________ to and including the date hereof, and the signatures appearing opposite their names below are their true and genuine signatures, and such officers are duly authorized to execute and deliver on behalf of Borrower the Credit Agreement, the Notes and the other Credit Documents (all as defined in the Credit Agreement) and to act as authorized officers on behalf of Borrower under the Credit Agreement:

Name	Office	Signature
_______________________________	_______________________________	____________________________________________
_______________________________	_______________________________	____________________________________________

        IN WITNESS WHEREOF, the undersigned has hereunto set his/her name and affixed the corporate seal of Borrower.

By: ________________________
Title: Secretary

Date: November ___, 2005

        I, ____________________, _____________________ of Borrower, hereby certify that __________________, whose genuine signature appears above, is, and has been at all times since _____________________, the duly elected, qualified and acting Secretary of Borrower.

By: ________________________
Title: ________________________

Dated: November __, 2005

EXHIBIT 5.1(i)

FORM OF CLOSING CERTIFICATE

        Reference is made to that certain Amended and Restated Credit Agreement, dated as of November __, 2005 (the “Credit Agreement”), by and among JOURNAL COMMUNICATIONS, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

        The undersigned, being the duly elected, qualified and acting __________________ of the Borrower HEREBY CERTIFIES to the Agent as follows:

        1.        Each of the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Credit Documents are true and correct on and as of the date hereof;

        2.        Immediately prior to, and after giving effect to, the making of the initial Loans by the Lenders to the Borrower, no Default or Event of Default will exist; and

        3.        Since December 26, 2004, which is the date of the most recent audited financial statements described in Section 6.1 of the Credit Agreement, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the ___ day of November, 2005.

JOURNAL COMMUNICATIONS, INC.
By: _____________________________
Name:
Title:

EXHIBIT 5.1(p)

FORM OF AUTHORIZATION LETTER

[Company Letterhead]

NOTICE OF AUTHORIZED BORROWERS

U.S. Bank National Association,
as Agent under the Credit
Agreement referred to below
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Fax: (612) 303-2262

Attention: Agency Services Group

Please be advised that the following people are authorized to request advances, principal reductions or fixed rate contracts (e.g. LIBOR Loans) under the credit facility referenced in the Amended and Restated Credit Agreement, dated as of November__, 2005, among JOURNAL COMMUNICATIONS, INC., certain of its Subsidiaries as guarantors, the banks and other financial institutions from time to time parties thereto as Lenders, and U.S. Bank National Association, as administrative agent for the Lenders:

	Name	Title
1.	___________________________________________	____________________________________________
2.	___________________________________________	____________________________________________
3.	___________________________________________	____________________________________________
4.	___________________________________________	____________________________________________
5.	___________________________________________	____________________________________________

DATED: _________________	JOURNAL COMMUNICATIONS, INC.
By: _____________________________
Title: ____________________________

EXHIBIT 7.10

FORM OF JOINDER AGREEMENT

        THIS JOINDER AGREEMENT (the “Agreement”), dated as of ____________, is by and between _______________________, a ____________________ corporation (the “Subsidiary”), and U.S. Bank National Association, in its capacity as administrative agent under that certain Amended and Restated Credit Agreement (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), dated as of November __, 2005, by and among Journal Communications, Inc., a Wisconsin corporation (the “Borrower”), other Credit Parties party thereto, the Lenders party thereto and U.S. Bank National Association, as administrative agent (the “Agent”). All of the defined terms in the Credit Agreement are incorporated herein by reference.

        The Subsidiary is an Additional Credit Party, and, consequently, the Borrower and the other Credit Parties are required by Section 7.10 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

        Accordingly, the Subsidiary hereby agrees as follows with the Agent, for the benefit of the Lenders:

        1.        The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement, a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (i) all of the representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement, (ii) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement, and (iii) all of the undertakings and waivers set forth in Section 4 of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Lender, and the Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof and (ii) agrees that if any of the Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal and (iii) agrees to execute such amendments to the Credit Agreement and the other Credit Documents, as the Agent shall reasonably determine are necessary to effect the intent and purposes of this Agreement.

        2.        This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

        IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]
By: _________________________________________________
Title: ______________________________________________
Acknowledged and accepted:
U.S. Bank National Association, as Administrative
Agent
By: _________________________________________________
Title: ______________________________________________

EXHIBIT 11.6(c)

FORM OF COMMITMENT TRANSFER SUPPLEMENT

        Reference is made to the Amended and Restated Credit Agreement, dated as of November __, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among JOURNAL COMMUNICATIONS, INC. (the “Borrower”), certain of its Subsidiaries as guarantors, the banks and financial institutions from time to time parties thereto and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        ___________________________ (the “transferor Lender”) and ______________________ (the “Purchasing Lender”) agree as follows:

        1.        The transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender without recourse to the transferor Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the transferor Lender without recourse to the transferor Lender, as of the Transfer Effective Date (as defined below), a___% interest (the “Assigned Interest”) in and to the transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on such Schedule 1.

        2.        The transferor Lender (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the transferor Lender has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Agent exchange the attached Note for a new Note payable to the Purchasing Lender and (ii) if the transferor Lender has retained any interest in the Assigned Facility, requests that the Agent exchange the attached Note for a new Note payable to the transferor Lender, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).

        3.        The Purchasing Lender (a) represents and warrants that it is legally authorized to enter into this Commitment Transfer Supplement; (b) confirms that it has received a copy of the

        Credit Agreement, together with copies of the financial statements referred to in Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (c) agrees that it will, independently and without reliance upon the transferor Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 3.9 of the Credit Agreement.

        4.        The effective date of this Commitment Transfer Supplement shall be ________________ (the “Transfer Effective Date”). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

        5.        Upon such acceptance and recording, from and after the Transfer Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date. The transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Agent for periods prior to the Transfer Effective Date or, with respect to the making of this assignment, directly between themselves.

        6.        From and after the Transfer Effective Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

        7.        This Commitment Transfer supplement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

TO COMMITMENT TRANSFER SUPPLEMENT

RELATING TO THE AMENDED AND RESTATED CREDIT AGREEMENT,

DATED AS OF NOVEMBER __, 2005,

AMONG

JOURNAL COMMUNICATIONS, INC.

THE LENDERS NAMED THEREIN

AND

U.S. BANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT FOR THE LENDERS (IN SUCH CAPACITY, THE “AGENT”)

Name of transferor Lender:

Name of Purchasing Lender:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Revolving Commitment Percentage Assigned[1]
	$ _________________	_____._____________ %

[NAME OF PURCHASING LENDER]	[NAME OF TRANSFEROR LENDER]
By:_____________________________________	By:_____________________________________
Name:___________________________________	Name:___________________________________
Title:____________________________________	Title:____________________________________
Accepted:________________________________	Consented to:_____________________________

1    Calculate the Revolving Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

U.S. BANK NATIONAL ASSOCIATION	JOURNAL COMMUNICATIONS, INC.
By:_____________________________________	By:_____________________________________
Name:___________________________________	Name:___________________________________
Title:____________________________________	Title:____________________________________
Accepted:________________________________	Consented to:_____________________________